                                                                EXHIBIT 10.39




CONFIDENTIAL TREATMENT

Confidential portions of this agreement which have been redacted are marked with brackets
("[ ]"). The omitted material has been filed separately with the Securities and Exchange Commission.


================================================================================


                                CREDIT AGREEMENT

                                  $135,000,000

                                     AMONG

                                SPORTMART, INC.,

                                  AS BORROWER,

                       EACH OF THE FINANCIAL INSTITUTIONS
                         INITIALLY A SIGNATORY HERETO,
                         TOGETHER WITH THOSE ASSIGNEES
                        PURSUANT TO SECTION 11.8 HEREOF,

                                  AS LENDERS,

                                      AND

                           BT COMMERCIAL CORPORATION,

                                    AS AGENT


                         DATED AS OF SEPTEMBER 6, 1996




================================================================================

                              TABLE OF CONTENTS


ARTICLE                                                                    PAGE
- -------                                                                    ----

1     DEFINITIONS .........................................................  1
      1.1   General Definitions ...........................................  1
      1.2   Accounting Terms and Determinations ...........................  17
      1.3   Other Terms; Headings .........................................  17

2     REVOLVING LOANS .....................................................  18
      2.1   Revolving Credit Commitments ..................................  18
      2.2   Borrowing of Revolving Loans ..................................  18
      2.3   Notice of Request for Lender Advances .........................  19
      2.4   Periodic Settlement of Agent Advances; Interest and Fees;
            Statements ....................................................  19
      2.5   Sharing of Payments ...........................................  20
      2.6   Defaulting Lenders  ...........................................  21

3     LETTERS OF CREDIT ...................................................  22
      3.1   Issuance of Letters of Credit .................................  22
      3.2   Terms of Letters of Credit ....................................  23
      3.3   Notice of Issuance ............................................  23
      3.4   Lenders' Participation ........................................  23
      3.5   Payments of Amounts Drawn Under Letters of Credit .............  23
      3.6   Payment by Lenders ............................................  23
      3.7   Obligations Absolute ..........................................  24
      3.8   Agent's Execution of Applications and Other Issuing
            Bank Documentation:  Reliance on Credit Agreement by Issuing
            Bank ..........................................................  24
4     COMPENSATION, REPAYMENT AND REDUCTION OF COMMITMENTS ................  24
      4.1   Interest on Revolving Loans ...................................  24
      4.2   Unused Line Fee ...............................................  25
      4.3   Letter of Credit Fees .........................................  25
      4.4   Interest and Letter of Credit Fees After Event of Default .....  26
      4.5   Collateral Monitoring Fee .....................................  26
      4.6   Expenses ......................................................  26
      4.7   Mandatory Payment; Reductions of Commitments ..................  26
      4.8   INTENTIONALLY DELETED .........................................  27
      4.9   Maintenance of Loan Account; Statements of Account ............  27
      4.10  Payment Procedures ............................................  27
      4.11  Collection of Accounts ........................................  27
      4.12  Distribution and Application of Collections and Other Amounts .  28


ARTICLE                                                                    PAGE
- -------                                                                    ----
      4.13  Calculations ..................................................  28
      4.14  Special Provisions Relating to LIBOR Rate Loans ...............  28
      4.15  Indemnification in Certain Events .............................  31

5     CONDITIONS PRECEDENT ................................................  33
      5.1   Conditions Precedent to Initial Revolving Loan and
            Letter of Credit ..............................................  33
      5.2   Conditions Precedent to All Revolving Loans and
            Letters of Credit .............................................  34
6     REPRESENTATIONS AND WARRANTIES ......................................  34
      6.1   Organization and Qualification ................................  35
      6.2   Authority .....................................................  35
      6.3   Enforceability ................................................  35
      6.4   No Conflict ...................................................  35
      6.5   Consents and Filings ..........................................  35
      6.6   Government Regulation .........................................  35
      6.7   Solvency ......................................................  36
      6.8   Rights in Collateral; Priority of Liens .......................  36
      6.9   Financial Data ................................................  36
      6.10  Locations of Offices, Records and Inventory ...................  36
      6.11  Subsidiaries; Ownership of Stock ..............................  37
      6.12  No Judgments or Litigation ....................................  37
      6.13  No Defaults ...................................................  37
      6.14  Labor Matters .................................................  37
      6.15  Compliance with Law ...........................................  37
      6.16  ERISA .........................................................  38
      6.17  Compliance with Environmental Laws ............................  38
      6.18  Intellectual Property .........................................  38
      6.19  Licenses and Permits ..........................................  39
      6.20  Taxes and Tax Returns .........................................  39
      6.21  Material Contracts ............................................  40
      6.22  Accuracy and Completeness of Information  .....................  40
      6.23  No Change .....................................................  40

7     AFFIRMATIVE COVENANTS ...............................................  40
      7.1   Financial Reporting ...........................................  40
      7.2   Collateral Reporting ..........................................  42
      7.3   Notification Requirements .....................................  43
      7.4   Corporate Existence ...........................................  44
      7.5   Books and Records; Inspections ................................  44


ARTICLE                                                                    PAGE
- -------                                                                    ----


      7.6   Insurance .....................................................  45
      7.7   Taxes .........................................................  45
      7.8   Compliance with Laws ..........................................  45
      7.9   Use of Proceeds ...............................................  45
      7.10  Fiscal Year ...................................................  46
      7.11  Maintenance of Property .......................................  46
      7.12  ERISA Documents ...............................................  46
      7.13  Environmental and Other Matters ...............................  46
      7.14  Further Assurances ............................................  47

8     NEGATIVE COVENANTS ..................................................  47
      8.1   Consolidated Book Net Worth ...................................  47
      8.2   INTENTIONALLY DELETED .........................................  48
      8.3   INTENTIONALLY DELETED .........................................  48
      8.4   Capital Expenditures  .........................................  48
      8.5   Additional Indebtedness .......................................  48
      8.6   Liens .........................................................  49
      8.7   Contingent Obligations ........................................  50
      8.8   Sale of Assets ................................................  50
      8.9   Restricted Payments ...........................................  50
      8.10  Investments ...................................................  51
      8.11  Affiliate Transactions ........................................  51
      8.12  Additional Bank Accounts ......................................  51
      8.13  Excess Cash ...................................................  52
      8.14  Additional Negative Pledges ...................................  52
      8.15  Additional Subsidiaries........................................  52

9     EVENTS OF DEFAULT AND REMEDIES ......................................  52
      9.1   Events of Default .............................................  52
      9.2   Acceleration, Termination of Commitments and Cash
            Collateralization .............................................  54
      9.3   Rescission of Acceleration.....................................  54
      9.4   Remedies.......................................................  55
      9.5   Right of Setoff ...............................................  55
      9.6   License of Use of Software and Other Intellectual Property ....  55
      9.7   Application of Proceeds; Surplus; Deficiencies ................  55

10    THE AGENT ...........................................................  55
      10.1  Appointment of Agent ..........................................  55
      10.2  Nature of Duties of Agent .....................................  56





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

ARTICLE                                                                    PAGE
- -------                                                                    ----

      10.3   Lack of Reliance on Agent ....................................  56
      10.4   Certain Rights of the Agent ..................................  57
      10.5   Reliance by Agent ............................................  57
      10.6   Indemnification of Agent .....................................  57
      10.7   The Agent in its Individual Capacity .........................  58
      10.8   Holders of Revolving Notes ...................................  58
      10.9   Successor Agent ..............................................  58
      10.10  Collateral Matters ...........................................  59
      10.11  Actions with Respect to Defaults .............................  60
      10.12  Delivery of Information ......................................  60

11    MISCELLANEOUS .......................................................  60
      11.1   GOVERNING LAW ................................................  60
      11.2   SUBMISSION TO JURISDICTION ...................................  61
      11.3   SERVICE OF PROCESS ...........................................  61
      11.4   JURY TRIAL ...................................................  61
      11.5   LIMITATION OF LIABILITY ......................................  61
      11.6   Delays .......................................................  61
      11.7   Notices ......................................................  62
      11.8   Assignments and Participations ...............................  62
      11.9   Confidentiality ..............................................  63
      11.10  Indemnification ..............................................  64
      11.11  Amendments and Waivers .......................................  64
      11.12  Counterparts and Effectiveness ...............................  65
      11.13  Severability .................................................  65
      11.14  Maximum Rate .................................................  65
      11.15  Entire Agreement; Successors and Assigns .....................  66

ANNEXES
- ---------


      Annex I                   List of Lenders; Commitment Amounts; and
                                Applicable Lending Offices

SCHEDULES
- ---------

      Schedule A                Closing Document List
      Schedule B                Disclosure Schedules
      Schedule B, Part 6.1      States in which Qualified
      Schedule B, Part 6.9      Contingent Obligations and Other Liabilities

      Schedule B, Part 6.10     Principal Places of Business; Locations of
                                Collateral
      Schedule B, Part 6.11     Subsidiaries
      Schedule B, Part 6.12     Pending Judgments, Litigation and other Claims
      Schedule B, Part 6.14     Labor Contracts
      Schedule B, Part 6.16     Plans
      Schedule B, Part 6.17     Environmental Matters
      Schedule B, Part 6.20     Tax Matters; Tax Sharing Agreements
      Schedule B, Part 6.21     Material Contracts
      Schedule B, Part 7.6      Insurance
      Schedule B, Part 8.5      Existing Indebtedness
      Schedule B, Part 8.6      Existing Liens
      Schedule B, Part 8.9      Employee Stock Plans and Agreements
      Schedule B, Part 8.10     Existing Investments
      Schedule B, Part 8.12     Disbursement Accounts

EXHIBITS *
- --------------------------

      Exhibit A                 Form of Borrowing Base Certificate
      Exhibit B                 Form of Notice of Borrowing
      Exhibit C                 Form of Revolving Note
      Exhibit D                 LIBOR Margin Schedule
      Exhibit E                 Form of Notice of Continuation
      Exhibit F                 Form of Notice of Conversion
      Exhibit G                 Form of Compliance Certificate
      Exhibit H                 Form of Assignment and Assumption Agreement



* [Copies of omitted exhibits will be furnished supplementally to the Commission upon request.]

        THIS CREDIT AGREEMENT ("Credit Agreement") is entered into as of September 6, 1996, among SPORTMART, INC., a Delaware corporation ("Borrower"); each financial institution identified on Annex I (together with its successors and assigns, hereinafter referred to individually as a "Lender" and collectively as the "Lenders"); and BT COMMERCIAL CORPORATION, a Delaware corporation (in its individual capacity, "BTCC"), acting in its capacity as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                                  ARTICLE 1

                                 DEFINITIONS

        1.1    GENERAL DEFINITIONS.

        ACCOUNT has the meaning set forth in the Security Agreement.

        AFFILIATE of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors and the direct or indirect power to direct the management and policies of a business.

        AGENT ADVANCES has the meaning set forth in Section 2.2.

        APPLICABLE LENDING OFFICE means, with respect to each Lender, such Lender's LIBOR Lending Office in the case of a LIBOR Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

        ASSIGNMENT AND ASSUMPTION AGREEMENT has the meaning set forth in Section 11.8.

        AUDITORS means either (i) one of the so-called "Big Six" accounting firms, or (ii) a nationally recognized firm of independent public accountants selected by the Borrower and satisfactory to the Agent in its reasonable discretion.

        BANKRUPTCY CODE means Title 11 of the U.S. Code (11 U.S.C. Section
Section 101 et seq.), as amended from time to time, and any successor statute.

        BENEFIT PLAN means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which the Borrower, any of its Subsidiaries or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

        BORROWING means a borrowing of Revolving Loans of the same Type by the Borrower on a pro rata basis from each of the Lenders on a given date (whether pursuant to Section 2.2 or resulting from continuations or conversions of Revolving Loans on a given date pursuant to Sections 4.14(a) and (b), respectively) having, in the case of LIBOR Loans, the same Interest Period.

        BORROWING BASE means, at any time, the sum at such time of:

            (a) eighty-five percent (85%) of Eligible Accounts Receivable, plus

            (b) sixty-five percent (65%) of Eligible Inventory; provided, however, that so long as no Default or Event of Default has occurred and is continuing, during the period from September 15 through and including December 15 of each year during the term hereof, the amount available for advance against Eligible Inventory shall be increased by the lesser of (i) an additional five percent (5%) of Eligible Inventory or (ii) $10,000,000.

        In addition, the Agent, in the exercise of its Permitted Discretion, may
(i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii) reduce the advance rates provided for in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the date of this Credit Agreement, and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Accounts Receivable" and "Eligible Inventory." Agent shall give Borrower written notice of any such exercise not later than two (2) Business Days after the date thereof, but the failure to give any such notice shall not effect such exercise.

        BORROWING BASE CERTIFICATE means the certificate of the Borrower concerning the Borrowing Base to be provided under Section 7.2, substantially in the form of Exhibit A.

        BT ACCOUNT has the meaning set forth in Section 4.11.

        BUSINESS DAY means any day that is not a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois are required or permitted by law to be closed and, when used in connection with LIBOR Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in United States dollar deposits in the London (U.K.) interbank market.

        CAPITAL EXPENDITURES means, for any Person for any period, the sum of
(i) all expenditures for property, plant or equipment, and (ii) the portion of Capital Leases and that portion of Investments made by such Person allocable to property, plant or equipment, all as capitalized by such Person for financial statement purposes in accordance with GAAP during such period (whether payable in cash or other property or accrued as a liability). Capital Expenditures shall exclude proceeds of a casualty loss applied to the repair or replacement of the property affected by the casualty loss. "Casualty loss", as used herein, means, for any Person, (i) the loss, damage, or destruction of any asset or property owned or used by such Person,
(ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset or property, or (iii) the diminishment of the use of any such asset or property so as to render impracticable or unreasonable the use thereof for its intended purpose.

        CASH EQUIVALENTS means either of the following, so long as the same are maintained in accounts in which the Agent has a perfected security interest: (i) securities issued, guarantied or insured by the United States, or any of its agencies and having maturities of not more than one year; and (ii) certificates of deposit having maturities of not more than one year issued by a United States national or state chartered commercial bank of recognized standing whose combined capital and unimpaired surplus is in excess of $200,000,000 and whose short-term commercial paper rating, or that of its parent holding company, is at least "A-1" or the equivalent by S&P and at least "Prime-1" or the equivalent by Moody's.

        CHANGE OF CONTROL means the occurrence of any of the following:

        (a) the acquisition by a person, entity or affiliated group of beneficial ownership of forty percent (40%) or more of the combined voting power of the then outstanding voting securities of Borrower;

        (b) (1) individuals who constitute the Board of Directors of Borrower on the date hereof (any such Board, an "Incumbent Board") cease for any reason to constitute at least a majority of such Board, provided, that any new director who is approved by a vote of at least two-thirds of the applicable Incumbent Board shall be considered a member of such Incumbent Board (other than an individual initially assuming office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person, entity or affiliated group other than such Incumbent Board), and (2) a member of the Hochberg Family ceases to be the chief executive officer of Borrower;

        (c) the approval by the stockholders of Borrower of a merger, consolidation or reorganization involving Borrower, unless (i) the stockholders of Borrower immediately before such merger, consolidation or reorganization own immediately thereafter at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the surviving corporation in substantially the same proportion as their ownership of securities immediately before any such transaction; (ii) (1) the individuals constituting an Incumbent

               Board immediately prior to such merger, consolidation or reorganization constitute at least a majority of the Board of the applicable surviving corporation and (2) a member of the Hochberg Family ceases to be the chief executive officer of Borrower; and (iii) no person, entity or affiliated group which does not currently have beneficial ownership of forty percent (40%) or more of the combined voting power of the surviving corporation's then outstanding voting securities acquires such a level of ownership;

        (d) the sale or other transfer of all or substantially all of the assets of Borrower to any Person; and

        (e) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

        CLOSING DATE means the date of execution and delivery of this Credit Agreement by all of the parties hereto, or if later, the date on which the initial Borrowing is advanced or the initial Letter of Credit is issued, whichever occurs earlier.

        CLOSING DOCUMENT LIST has the meaning set forth in Section 5.1.

        CODE has the meaning set forth in Section 1.3.

        COLLATERAL means the Accounts, Inventory, all of Borrower's interest in the Inter-Company Loan, and all other real and personal property identified in the Collateral Documents as security for the Obligations.

        COLLATERAL ACCESS AGREEMENT means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

        COLLATERAL DOCUMENTS means, collectively, the Security Agreement and all other contracts, instruments and other documents pursuant to which Liens are now or hereafter granted to the Agent to secure any or all of the Obligations.

        COLLATERAL MONITORING FEE has the meaning set forth in Section 4.5.

        COLLECTIONS means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts.

        COMMITMENT of a Lender means its commitment to make Revolving Loans and to participate in Letters of Credit, up to the amount set forth below its name on Annex I, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.

        CONSOLIDATED BOOK NET WORTH means at any time for the determination thereof, the sum of the Consolidated Entity's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings, and any other account which, in accordance with GAAP, constitutes stockholder's equity, less treasury stock.

        CONSOLIDATED ENTITY means the Borrower and those of its Subsidiaries consolidated with it for purposes of financial reporting.

        CONSOLIDATED NET INCOME means, for any period, the consolidated net income of the Consolidated Entity for such period, excluding (i) gains or losses from asset dispositions, (ii) any extraordinary items, and (iii) other non-recurring items not related to operations, but including, in all cases, all costs, charges, fees and expenses incurred in connection with any retail store closings.

        CONTINGENT OBLIGATION means, with respect to any Person, any direct, indirect, contingent or non-contingent guaranty or obligation of such Person for the Indebtedness of another Person, except for endorsements in the ordinary course of business.

        CREDIT DOCUMENTS means, collectively, this Credit Agreement, the Revolving Notes, the Letters of Credit, each of the Collateral Documents and all other documents, agreements and instruments now or hereafter executed in connection herewith or therewith, in each case as modified, amended, extended, restated or supplemented from time to time.

        CREDIT PARTIES means, collectively, the Borrower and each other party to any of the Credit Documents (other than the Lenders, the Agent or the Issuing
Bank).

        DEFAULT means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

     DEFAULTING LENDER has the meaning set forth in Section 2.6.

     DISBURSEMENT ACCOUNT means the operating account of the Borrower maintained with the Disbursement Account Bank.

     DISBURSEMENT ACCOUNT BANK means Bankers Trust Company or any other financial institution selected from time to time by the Agent and reasonably acceptable to the Borrower.

     DOMESTIC LENDING OFFICE means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" on Annex I, as such annex may be amended from time to time, which office shall in any event be located in the United States.

     EBITDA means, with respect to any period, the Consolidated Net Income for such period before payment or provision of taxes measured by income plus, without duplication, all interest charges, all Fees payable in connection with this Credit Agreement, amortization and depreciation expense, in each case determined on a consolidated basis for the Consolidated Entity.

     ELIGIBLE ACCOUNTS RECEIVABLE means Accounts of the Borrower, and, so long as the Inter-Company Loan remains in effect and is part of the Collateral, Accounts of SportDepot, deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, deductions, claims, credits, charges, or other allowances. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

           (a) it arises out of a sale made by the Borrower or SportDepot to an Affiliate; or

           (b) it is unpaid more than ten (10) days after the date of invoice or charge slip; or

           (c) the account debtor is (or the assets of the account debtor are) the subject of an Insolvency Event; or

           (d) the Account is not payable in United States or Canadian dollars or the account debtor for the Account is located outside the United States or Canada, unless the Account is supported by an irrevocable letter of credit satisfactory to the Agent (as to form, substance and issuer) and assigned to and directly drawable by the Agent; or

           (e) excluding credit card sales, the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

           (f) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section Section 3727 et seq.); or

           (g) the Account does not comply with all Requirements of Law, including, without limitation, the Federal Consumer Protection Act, the Federal Truth-in-Lending Act and Regulation Z; or

           (h) the Account is not subject to a valid and perfected first priority Lien in favor of the Agent or, with respect to any Account of SportDepot, is not subject to a valid and perfected first priority Lien in favor of Borrower, which has been duly assigned to Agent, or does not otherwise conform to the representations and warranties contained in the Credit Documents.

        ELIGIBLE INVENTORY means the aggregate amount of Inventory of Borrower, and, so long as the Inter-Company Loan remains in effect and is part of the Collateral, Inventory of SportDepot, deemed by the Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrower's current and historical accounting practice. Unless otherwise approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if:

           (a) it is not owned solely by the Borrower or SportDepot or the Borrower or SportDepot does not have good, valid and marketable title thereto; or

           (b) exclusive of Inventory-in-Transit, it is not located in the United States or Canada (other than the Province of Quebec); or

           (c) exclusive of Inventory-in-Transit and Inventory located at a retail store location of Borrower, it is not located on property owned by the Borrower or by a third party that has executed and delivered a Collateral Access Agreement and, in the case of Inventory located on property owned by such a third party, it is segregated or otherwise separately identifiable from goods of others, if any, stored on such property; or

           (d) exclusive of Inventory-in-Transit, it is not subject to a valid and perfected first priority Lien in favor of the Agent, except with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

           (e) it consists of goods returned or rejected by the Borrower's or SportDepot customers (except for first-quality goods returned to stock to be sold in the ordinary course of business) or goods in transit to third parties (other than to warehouse sites covered by a Collateral Access Agreement); or

                (f) it is not first-quality finished goods, is obsolete, or does not otherwise conform to the representations and warranties contained in the Credit Documents.

        ERISA means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section Section 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

        ERISA AFFILIATE means any entity required to be aggregated with the Borrower or any of its Subsidiaries under Sections 414 (b), (c), (m) or (o) of the Internal Revenue Code.

        EVENT OF DEFAULT has the meaning set forth in Article 9.

        EXPENSES means all reasonable costs and expenses of the Agent incurred in connection with the Credit Documents and the transactions contemplated therein, including, without limitation, (i) the costs of conducting record searches, examining collateral, opening bank accounts and lockboxes, depositing checks, and receiving and transferring funds (including charges for checks for which there are insufficient funds), (ii) the reasonable fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals), accountants, appraisers and other consultants, experts or advisors retained by the Agent, (iii) expenses incurred in connection with the assignments of or sales of participations in the Revolving Loans, (iv) the cost of title insurance premiums, real estate survey costs, and fees and taxes in connection with the filing of financing statements, (v) the costs of preparing and recording Collateral Documents, releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents, and (vi) all costs and expenses required to be paid by the Borrower pursuant to the letter dated August 22, 1996 between Borrower and Agent (the "Fee Letter"). Expenses also means all reasonable costs and expenses (including the reasonable fees and expenses of legal counsel and other professionals) paid or incurred by the Agent and any Lender (i) during the continuance of an Event of Default, (ii) in enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (iii) collecting the Revolving Loans, (iv) foreclosing or otherwise collecting upon the Collateral or any part thereof and (v) in obtaining any legal, accounting or other advice in connection with any of the foregoing.

        EXPIRATION DATE means September 5, 2001.

        FEDERAL FUNDS RATE means, for any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

        FEDERAL RESERVE BOARD means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

        FEES means, collectively, the Unused Line Fee, the Letter of Credit Fees, the L/C Facing Fee, the Issuing Bank Fees, the Collateral Monitoring Fee, and the other fees provided for in the Fee Letter.

        FINANCIAL STATEMENTS means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Consolidated Entity for the period specified, prepared in accordance with GAAP and consistently with prior practices.

        GAAP means generally accepted accounting principles in the United States as in effect from time to time.

        GOVERNING DOCUMENTS means certificates or articles of incorporation, by-laws and other similar organizational or governing documents.

        GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        HIGHEST LAWFUL RATE means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on such Obligations, under the laws of the State of Illinois (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under Illinois (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

        HOCHBERG FAMILY means any of Andrew Hochberg, Larry Hochberg or John Lowenstein.

        INDEBTEDNESS of a Person means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument,
(b) obligations under capital leases, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, (d) liabilities under any Interest Rate Agreement, (e) Contingent Obligations and (f) Indebtedness secured by any Lien on any property of that Person, even if that Person has not assumed such Indebtedness.

        INSOLVENCY EVENT means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, (b) the voluntary commencement of any proceeding or the filing of any petition under any bankruptcy, insolvency or similar law,
(c) the seeking of dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (d) the filing of any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, (e) such Person shall make a general assignment for the benefit of its creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business. Insolvency Event shall also mean, with respect to any Person, the occurrence of any of the following: an involuntary proceeding or involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petitions shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing, or levy, as the case may be, or any order for relief shall be entered in any such proceeding.

        INTER-COMPANY LOAN means the revolving credit facility in the amount of $50,000,000 made by Borrower to SportDepot, which shall be (i) evidenced by loan documents acceptable to Agent in the exercise of its Permitted Discretion,
(ii) secured by a first priority, perfected security interest (other than Permitted Liens) in all personal property of SportDepot whether now owned or hereafter created or acquired, and (iii) assigned to Agent as Collateral for the Obligations.

        INTEREST PERIOD means, for any LIBOR Rate Loan, the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided, that the Borrower may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

        INTEREST RATE AGREEMENT means any interest rate or currency protection or hedge agreement, including, without limitation, interest rate future, option, swap, and cap agreements.

        INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

        INVENTORY has the meaning set forth in the Security Agreement.

        INVENTORY-IN-TRANSIT means Inventory owned by Borrower and purchased against Letters of Credit issued in favor of the seller thereof, and in transit to Borrower by common carrier or by ocean freight.

        INVESTMENT means all expenditures made and all liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or acquisition of substantially all the assets of, a Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and outstanding; (ii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iii) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (iv) there shall not be deducted from the aggregate amount of Investments any decrease in the market value thereof.

        ISSUING BANK means Bankers Trust Company or any Lender or other financial institution that is acceptable to the Agent and the Borrower which may at any time issue or be requested to issue a Letter of Credit (including the guaranty of a foreign exchange contract) for the account of the Borrower.

        ISSUING BANK FEES has the meaning set forth in Section 4.3(b).

        L/C FACING FEE has the meaning set forth in Section 4.3(a).

        LENDER ADVANCES has the meaning set forth in Section 2.2.

        LETTER OF CREDIT FEE has the meaning set forth in Section 4.3(a).

        LETTER OF CREDIT OBLIGATIONS means, without duplication, the sum of the aggregate undrawn face amount of all Letters of Credit (including guarantees with respect to foreign exchange contracts) outstanding, plus the aggregate amount of all drawings under Letters of Credit (or payments under guarantees with respect to foreign exchange contracts) for which the Borrower has not reimbursed the Issuing Bank, plus the aggregate amount of all payments made by Lenders to the Issuing Bank for their participations in Letters of Credit (including guarantees with respect to foreign exchange contracts), for which the Borrower has not reimbursed the Lenders.

        LETTER OF CREDIT REQUEST has the meaning set forth in Section 3.3.

        LETTERS OF CREDIT means all letters of credit or guarantees with respect to foreign exchange contracts issued for the account of the Borrower under Article 3 and all amendments, renewals, extensions or replacements thereof.

        LIBOR LENDING OFFICE means, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on Annex I, as such annex may be amended from time to time (or, if no such office is specified, its Domestic Lending Office).

        LIBOR MARGIN means two and one-half percent (2.5%); provided, however, that if the Consolidated Entity's EBITDA for any fiscal year shall fall within the ranges set forth below with respect to the applicable Determination Date (as herein defined), based on the annual audited financial statement of the Consolidated Entity for the applicable fiscal year, and so long as no Default or Event of Default then exists, the LIBOR Margin shall be the rate set forth opposite such range in Exhibit D for the period commencing on the first day of the month immediately following the Determination Date and continuing until the first day of the month immediately following the next Determination Date. As used herein, "Determination Date" shall mean ten (10) Business Days following the day on which Agent receives the annual audited financial statements of the Consolidated Entity required to be delivered during the term hereof pursuant to Subsection 7.1(b).

        LIBOR RATE means, with respect to any Interest Period for each LIBOR Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a whole multiple of one-sixteenth (1/16) of one percent (1.00%)) of the offered quotation, if any, to first class banks in the London (U.K.) interbank market by Bankers Trust Company (or such other money center bank reasonably acceptable to the Agent) for United States dollar deposits of amounts in immediately available funds comparable to the principal amount of the LIBOR Rate Loan of BTCC for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 a.m. Chicago time two (2) Business Days prior to the commencement of such Interest Period.

        LIBOR RATE LOAN means a Revolving Loan that bears interest as provided in Section 4.l(b) hereof.

        LIEN means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

        LINE OF CREDIT means the aggregate revolving line of credit extended pursuant to this Credit Agreement by the Lenders to the Borrower for Revolving Loans and Letters of Credit, in an amount up to $135,000,000, as such amount may be reduced from time to time pursuant to the respective terms and provisions hereof.

        LOAN ACCOUNT has the meaning set forth in Section 4.9.

        MAJORITY LENDERS means those Lenders holding in the aggregate more than fifty percent (50%) of the total Commitments, or if the Commitments are terminated, those Lenders owed more than fifty percent (50%) of the Revolving Loans and Letter of Credit Obligations then outstanding.

        MATERIAL ADVERSE EFFECT means a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or financial condition of the Consolidated Entity, (ii) the ability of the Borrower to perform its obligations under any of the Credit Documents, or on the ability of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) the value of the Collateral, or the amount which the Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

        MATERIAL CONTRACT means any contract or other arrangement other than a Plan to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        MOODY'S means Moody's Investors Services, Inc., or any successor thereto.

        MULTIEMPLOYER PLAN means a "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any of its Subsidiaries could reasonably be expected to incur any liability.

        NOTICE OF BORROWING means an irrevocable and binding notice delivered by the Borrower to the Agent either by telephone or by facsimile transmission (and if by telephone, confirmed in writing), of the Borrower's request for a Borrowing, which notice shall be substantially in the form of Exhibit B.

        NOTICE OF CONTINUATION has the meaning set forth in Section 4.14(a).

        NOTICE OF CONVERSION has the meaning set forth in Section 4.14(b).

        OBLIGATIONS means the unpaid principal and interest hereunder
(including   interest accruing on or after the occurrence of an Insolvency
Event), reimbursement obligations under Letters of Credit, Fees, Expenses and all other obligations and liabilities of the Borrower to the Agent, the Issuing Bank or to the Lenders under this Credit Agreement, the Revolving Notes, or any other Credit Document.

        PERMITTED DISCRETION means the Agent's judgment exercised in good faith and not in an irrational manner based upon its consideration of any factor which the Agent believes in good faith could affect the value of any Collateral, including any Inventory or Accounts or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral. In exercising such judgment, the Agent may consider such factors which are already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry, (ii) changes in collection history and dilution with respect to the Accounts, (iii) changes in levels of backlog of firm purchase orders and demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Accounts and Inventory, and (v) any other objective factors that change the credit risk of lending to the Borrower on the security of the Accounts and Inventory, consistent with Agent's customary business practices as applied to similarly situated borrowers.

        PERMITTED LIENS means the Liens referred to in clauses (a) through (j) of Section 8.6.

        PERSON means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and its successors, heirs and assigns.

        PLAN means any Benefit Plan, Multiemployer Plan, or Retiree Health Plan, or any employee benefit plan, within the meaning of Section 3(3) of Title I of ERISA, whether oral or written, maintained or contributed to by the Borrower or any of its Subsidiaries, or with respect to which any of them could reasonably be expected to incur liability.

        PRIME LENDING RATE means the rate which Bankers Trust Company announces as its prime lending rate, from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company and each of the Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        PRIME RATE LOAN means a Revolving Loan that bears interest as provided in Section 4.1(a) hereof.

        PROPORTIONATE SHARE of a Lender means a fraction, expressed as a percentage, obtained by dividing its Commitment by the Line of Credit or, if the Commitments are terminated, by dividing its then outstanding Revolving Loans and Letter of Credit participations by the then outstanding aggregate Revolving Loans and Letter of Credit Obligations.

        PURCHASE MONEY LIENS has the meaning set forth in Section 8.5.

        REGISTER has the meaning set forth in Section 11.8.

        REGULATION D means Regulation D of the Federal Reserve Board, as in effect from time to time.

        REGULATION G means Regulation G of the Federal Reserve Board, as in effect from time to time.

        REGULATION U means Regulation U of the Federal Reserve Board, as in effect from time to time.

        REGULATION X means Regulation X of the Federal Reserve Board, as in effect from time to time.

        REGULATION Z means Regulation Z of the Federal Reserve Board, as in effect from time to time.

        REPORTABLE EVENT means any of the events described in Section 4043 of ERISA and the regulations thereunder.

        REQUIREMENT OF LAW means, with respect to any Person, (a) the Governing Documents of such Person, (b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority binding on such Person, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

        RETIREE HEALTH PLAN means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage laws.

        REVOLVING LOANS has the meaning set forth in Section 2.1.

        REVOLVING NOTE means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit C.

        S&P means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

        SECURITY AGREEMENT means the Security Agreement of even date herewith executed in favor of the Agent by the Borrower.

        SETTLEMENT DATE has the meaning set forth in Section 2.4(a).

        SUBORDINATED INDEBTEDNESS means unsecured Indebtedness of a Person subordinated to the full repayment of the Obligations on terms and conditions, and pursuant to a written subordination agreement, acceptable to Agent in its sole discretion.

        SUBSIDIARY of a Person means a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or a majority of the board of managers (or in lieu thereof the sole manager) of such corporation or other entity.

        SPORTDEPOT means SportDepot Stores Inc. an Ontario corporation, a wholly owned Subsidiary of Borrower.

        TERMINATION EVENT means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan that could reasonably be expected to give rise to a Material Adverse Effect; (ii) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a) (2) of ERISA) if such withdrawal could reasonably be expected to give rise to a Material Adverse Effect; (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041 (c) of ERISA); (iv) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that would result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA if such termination could reasonably be expected to give rise to a Material Adverse Effect; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan if such withdrawal could reasonably be expected to give rise to a Material Adverse Effect.

        TYPE means a LIBOR Rate Loan or a Prime Rate Loan.

        UNUSED LINE FEE has the meaning set forth in Section 4.2.

        1.2 Unless otherwise defined or specified herein, all accounting terms used in this Credit Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements referred to in Section 6.9. All accounting determinations for purposes of determining compliance with the financial covenants contained in
Article 8 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include, at the election of the Borrower or upon the request of the Majority Lenders, calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

        1.3 Terms used herein and not otherwise defined in Article 1 that are defined in the Uniform Commercial Code in effect in the State of Illinois (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Credit Agreement as a whole. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 11.11 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Credit Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Credit Agreement.


                                  ARTICLE 2

                               REVOLVING LOANS

        2.1 REVOLVING CREDIT COMMITMENTS. Subject to the terms and conditions set forth in this Credit Agreement, and in reliance on the representations and warranties of the Borrower set forth herein, on and after the Closing Date and to and excluding the Expiration Date, each Lender severally agrees to make loans and advances to the Borrower (each a "Revolving Loan") in an amount not to exceed at any time its Proportionate Share of the lesser at such time of the Line of Credit or the Borrowing Base MINUS, in each case, the then outstanding Letter of Credit Obligations.

        2.2 BORROWING OF REVOLVING LOANS. Revolving Loans may be made available to the Borrower directly by the Lenders ("Lender Advances") or, in the circumstances described in Section 2.2(b), from the Agent acting on behalf of the Lenders ("Agent Advances").

             (a) LENDER ADVANCES. Subject to the determination by the Agent and the Lenders that the conditions for borrowing contained in Section
        5.2 are satisfied, upon receipt of a Notice of Borrowing from the Borrower received by the Agent before noon Chicago time on a Business Day, Lender Advances of Revolving Loans shall be made to the extent of each Lender's Proportionate Share of the requested Borrowing (unless advanced pursuant to subsection (b) hereof). Each Notice of Borrowing shall specify whether the requested Borrowing is of Prime
        Rate Loans or LIBOR Rate Loans.

             (b) AGENT ADVANCES. The Agent is authorized by the Lenders, but is not obligated, to make Agent Advances upon a receipt of any Notice of Borrowing received by the Agent before 2:00 P.M. Chicago time on a Business Day. Agent Advances shall be subject to periodic settlement with the Lenders under Section
        2.4.  Agent Advances may be made only in the following circumstances:

                 (i) NORMAL COURSE AGENT ADVANCES. For administrative convenience, the Agent may, but is not obligated, to make Agent Advances up to the amount available for borrowing under Section
             2.1 in reliance upon the actual or deemed representations of the Borrower under Section 5.2 that the conditions for borrowing are satisfied.

                 (ii) OTHER AGENT ADVANCES.  When the conditions for borrowing under Section 5.2 cannot be fulfilled, and notwithstanding the Borrowing Base limitation of Section 2.1, the Agent may, but is not obligated, to continue to make Agent Advances for seven (7) Business Days or until sooner instructed by the Majority Lenders to cease, in an aggregate amount at any time not to exceed $3,000,000.

             (c) DISBURSEMENT OF REVOLVING LOANS. The proceeds of Revolving Loans shall be transmitted: (x) in the circumstances described in Section 3.5, by the Agent directly to the Issuing Bank, and (y) in all other circumstances, by the Agent or Lenders, as the case may be.

             (d) NOTICES OF BORROWING. Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly confirmed in writing. The Borrower shall specify in each Notice of Borrowing whether the conditions for the requested Borrowing are satisfied. The Borrower may request one or more Borrowings of Revolving Loans constituting Prime Rate Loans on the same Business Day. Each Notice of Borrowing for LIBOR Rate Loans shall be given not later than noon Chicago time on the third Business Day prior to the proposed Borrowing. Each Notice of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and, if such Borrowing is to consist of LIBOR Rate Loans, shall be in an aggregate amount of not less than $3,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof. The right of the Borrower to choose LIBOR Rate Loans is subject to the provisions of Section 4.14. Once given, a Notice of Borrowing is irrevocable by and binding on the Borrower. The Borrower shall provide to the Agent a list, with specimen signatures, of officers or other employees authorized to request Revolving Loans. The
        Agent is entitled to rely upon such list until it is    replaced by the
        Borrower.

        2.3 NOTICE OF REQUEST FOR LENDER ADVANCES. Subject to the last sentence of this Section, the Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing that is received pursuant to Section 2.2(a) and is to be satisfied by Lender Advances. No later than 3:00 P.M. Chicago time on the date of receipt of such notice, each Lender shall make available for the account of its Applicable Lending Office to the Agent at the Agent's address for deposit into the Loan Disbursement Account, its Proportionate Share of such Borrowing in immediately available funds. Unless the Agent receives contrary written notice prior to any such Borrowing, it is entitled to assume that each Lender will make available its Proportionate Share of the Borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of the Lender, without the necessity of giving daily notice to each Lender of the receipt of a Notice of Borrowing.

        2.4  PERIODIC SETTLEMENT OF AGENT ADVANCES: INTEREST AND FEES:
STATEMENTS.

             (a) THE SETTLEMENT DATE; ALLOCATION OF INTEREST AND FEES. The amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Loans
        (including Agent Advances) and repayments received by the Agent as of 5:00 P.M. Chicago time on the last Business Day of the period specified by the Agent (such date, the "Settlement Date").

             (b) SUMMARY STATEMENTS; SETTLEMENTS. The Agent shall deliver to the Borrower and each of the Lenders promptly after the Settlement Date a summary statement of the account of outstanding Loans (including Agent Advances) for the period, the amount of repayments received for the period, and the amount allocated to each Lender of the interest and Unused Line Fee for the period. After application of payments under
        Section 4.12, as reflected on the summary statement: (i) the Agent shall transfer to each Lender its allocated share of interest and Unused Line Fee, and its Proportionate Share of repayments; and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received by the Lenders prior to 12:00 noon Chicago time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 P.M. Chicago time that day; and, if received after 12:00 noon Chicago time, then no later than 3:00 P.M. Chicago time on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.

             (c) DISTRIBUTION OF INTEREST AND UNUSED LINE FEES. Interest on the Revolving Loans (including Agent Advances) and the Unused Line Fee shall be allocated by the Agent to each Lender (i) in the case of interest, in accordance with the

        Revolving Loans actually advanced by and repaid to such Lender and (ii) in the case of the Unused Line Fee, in accordance with the Proportionate Share of such Lender. Interest shall accrue from and including the date Revolving Loans are advanced and to but excluding the date such Revolving Loans are either repaid by the Borrower or, if later, actually settled under this Section. Promptly after the end of each month, the Agent shall distribute to each Lender its portion, allocated as provided above, of the interest and Unused Line Fee which has accrued during such month.

2.5 SHARING OF PAYMENTS. If any Lender shall obtain any payment (whether made voluntarily or involuntarily, or through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans made by it or its participation in the Letter of Credit Obligations in excess of its Proportionate Share of payments on account of the Revolving Loans or Letter of Credit Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5, to the fullest extent permitted by law, may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        2.6  DEFAULTING LENDERS.

             (a) A Lender who fails to pay the Agent its Proportionate Share of any Revolving Loans (including Agent Advances) made available by the Agent on such Lender's behalf, or who fails to pay any other amounts owing by it to the Agent, is a "Defaulting Lender." The Agent is entitled to recover from such Defaulting Lender all such amounts owing by such Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrower and the Borrower shall pay such amounts within five (5) Business Days of its receipt of such notice. In addition, the Defaulting Lender or the Borrower shall pay to the Agent for its own account interest on such amount for each day from the date it was made available by the Agent to the Borrower to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds Rate, if paid by the Defaulting Lender, or (y) if not so paid by the Defaulting Lender, the then applicable rate of interest calculated and payable under Section 4.1, to be paid by the Borrower; plus, in each case, the Expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations. Nothing herein shall be deemed to relieve any Lender of its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (y) above on account of such Defaulting Lender's default.

             (b) The failure of any Lender to fund its Proportionate Share of a Revolving Loan shall not relieve any other Lender of its obligation to fund its Proportionate Share of a Revolving Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund its Proportionate Share of a Revolving Loan.

             (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received by it for the account of such Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). This Section shall remain effective with respect to such Lender until (x) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or (y) the Majority Lenders, the Agent and the Borrower shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.


                                  ARTICLE 3


                              LETTERS OF CREDIT

        3.1 ISSUANCE OF LETTERES OF CREDIT. Subject to the terms and conditions hereof and in reliance on the representations and warranties of the Borrower set forth herein, the Agent shall cause the Issuing Bank to issue Letters of Credit hereunder at the request of the Borrower and for its account, as more specifically described below. The Agent shall not be obligated to cause the Issuing Bank to issue any Letter of Credit if:

             (a) issuance of the requested Letter of Credit (i) would cause the Letter of Credit Obligations then outstanding to exceed $25,000,000 or (ii) would cause the sum of the Revolving Loans PLUS the Letter of Credit Obligations then outstanding to exceed the lesser of (x) the Line of Credit then in effect and (y) the Borrowing Base then in effect; or

             (b) issuance of the Letter of Credit is enjoined, restrained or prohibited by any Governmental Authority, Requirement of Law or any request or directive of any Governmental Authority (whether or not having the force of law) or would impose upon the Agent or the Issuing Bank any material restriction, reserve, capital requirement, loss, cost or expense (for which the Agent or the Issuing Bank is not otherwise compensated) not in effect or known as of the Closing Date.

        3.2 TERMS OF LETTERS OF CREDIT. The proposed amount, terms and conditions, and form of each Letter of Credit (and of any drafts or acceptances thereunder) shall be subject to approval by the Issuing Bank. The term of each standby Letter of Credit shall not exceed 365 days, but may be subject to annual renewal. The term of each documentary Letter of Credit shall not exceed one hundred eighty (180) days. No Letter of Credit shall have an expiry date later than five (5) Business Days prior to the Expiration Date.

        3.3 NOTICE OF ISSUANCE. A request for issuance of a Letter of Credit (a "Letter of Credit Request") may be given in writing or electronically and, if requested by the Agent, promptly confirmed in writing. A Letter of Credit Request must be received by the Agent no later than 1:00 P.M. Chicago time at least five (5) Business Days (or such shorter period as may be agreed to by the Issuing Bank) in advance of the proposed date of issuance.

        3.4 LENDER'S PARTIPATION. Immediately upon issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in all rights and obligations under such Letter of Credit (other than fees and other amounts owing to the Issuing Bank) in accordance with such Lender's Proportionate Share.

        3.5 PAYMENTS OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. The Agent shall notify the Borrower of the receipt by the Agent of notice from the Issuing Bank of a draft or other presentation for payment or drawing under a Letter of Credit not later than 11:00 A.M. Chicago time on the Business Day immediately prior to the date on which the Issuing Bank intends to honor such drawing. Unless the procedures set forth in Section 9.2(c) shall be applicable, the Borrower shall be deemed to have concurrently given a Notice of Borrowing to the Agent to make a Revolving Loan in the amount of and at the time of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing.

        3.6 PAYMENT BY LENDENRS. If a Revolving Loan is not made in an amount sufficient to reimburse the Issuing Bank in full for the amount of any draw under a Letter of Credit, the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Agent, for the account of the Issuing Bank, the amount of its participation in immediately available funds not later than 1:00 P.M. Chicago time on the next Business Day after such Lender receives notice from the Agent of the amount of such Lender's participation in such unreimbursed amount. If any Lender fails to make available to the Agent the amount of such Lender's participation, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first three Business Days and thereafter at the Prime Lending Rate. For each Letter of Credit, the Agent shall promptly distribute to each Lender which has funded the amount of its participation its Proportionate Share of all payments subsequently received by the Agent from the Borrower in reimbursement of honored drawings.

        3.7 OBLIGATIONS ABSOLUTE. The obligations of the Borrower to reimburse the Lenders under Section 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, upon the occurrence and during the continuance of an Event of Default.

        3.8  AGENT'S EXECUTION OF APPLICATIONS AND OTHER ISSUING BANK
DOCUMENTATION: RELIANCE ON CREDIT AGREEMENT BY ISSUING BANK. The Agent shall be authorized to execute, deliver and perform on behalf of the Lenders such letter of credit applications, shipping indemnities, letter of credit modifications and consents and other undertakings for the benefit of the Issuing Bank as may be reasonably necessary or appropriate in connection with the issuance or modification of Letters of Credit requested by the Borrower hereunder. The Lenders, the Agent and the Borrower all expressly agree that the terms of this Article 3 and various other provisions of this Credit Agreement identifying the Issuing Bank are also intended to benefit the Issuing Bank and the Issuing Bank shall be entitled to enforce the provisions hereof which are for its benefit.

                                  ARTICLE 4


                           COMPENSATION, REPAYMENT
                        AND REDUCTION OF COMMITMENTS


        4.1  INTEREST ON REVOLVING LOANS.

             (a) Interest on the unpaid principal amount of Revolving Loans which are Prime Rate Loans shall be payable monthly in arrears, on the first Business Day of each month, at an interest rate per annum equal to the Prime Lending Rate PLUS one percent (1%) calculated on the unpaid principal amount of Revolving Loans owing to the Agent and the Lenders at the close of business each day during such month. The rate hereunder shall change each day the Prime Lending Rate changes.

             (b) Interest on Revolving Loans which are LIBOR Rate Loans shall be payable on the earlier to occur of (i) the last day of each Interest Period with respect to such LIBOR Rate Loans, (ii) ninety (90) days following the commencement of such LIBOR Rate Loans, (iii) the date of conversion of such LIBOR Rate Loans (or a portion thereof) to a Prime Rate Loan, and (iv) at maturity of such LIBOR Rate Loans at an interest rate per annum equal during the Interest Period for such LIBOR Rate Loans to the LIBOR Rate for the Interest Period in effect for such LIBOR Rate Loans PLUS the then applicable LIBOR Rate Margin. After maturity of such LIBOR Rate Loans (whether by acceleration or otherwise), interest shall be payable upon demand. The Agent upon determining the LIBOR Rate for any Interest Period shall promptly notify the Borrower and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

             (c) Notwithstanding the provisions of Sections 4.1(a) and (b), the Borrower shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (hereinafter defined), additional interest on the unpaid principal amount of each Revolving Loan comprised of LIBOR Rate Loans of such Lender, from the date of such LIBOR Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR
        Rate for the applicable Interest Period for such LIBOR Rate Loan from
        (b) the rate obtained by dividing such LIBOR Rate by a percentage equal to 1 MINUS the stated maximum rate (stated as a decimal) applicable two
        (2) Business Days before the first day of such Interest Period of all reserves, if any, required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D (or against any other category
        of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of
        extensions of   credit or other assets which includes loans by a
        non-United States office of any Lender to United States residents) having a term equal to the Interest Period applicable to such LIBOR
        Rate Loan. Such Lender shall as soon as practicable provide notice to the Agent and the Borrower of any such additional interest arising in connection with such LIBOR Rate Loan, which notice shall be conclusive and binding, absent demonstrable error.

        4.2 UNUSUED LINE FEE. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee (the "Unused Line Fee") equal to three-eights of one percent (3/8%) per annum of the unused portion of the Line of Credit. The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable monthly in arrears, on the first Business Day of each month and on the Expiration Date.


        4.3  LETTER OF CREDIT FEES.

             (a) The Agent, for the ratable benefit of the Lenders, shall be entitled to charge to the account of the Borrower on the first Business Day of each month, a fee (the "Letter of Credit Fee"), in an amount equal to one half percent (1 1/2) per annum of the daily weighted average undrawn amount of Letters of Credit outstanding during the immediately preceding month. In addition, the Agent, for its own account, shall be entitled to charge to the account of the Borrower on the date of issuance of any standby Letter of Credit (but excluding any guaranty of a foreign exchange contract), a facing fee equal to one-half of one percent (1/2%) on the initial face amount of each such Letter of Credit (the "L/C Facing Fee").

             (b) The Agent shall also be entitled to charge to the account of the Borrower, as and when incurred by the Agent or any Lender, the customary charges, fees, costs and expenses charged to the Agent or any Lender for the Borrower's account by any Issuing Bank (the "Issuing Bank Fees") in connection with the issuance, transfer, drawing, amendment or negotiation of any Letters of Credit by the Issuing Bank. Each determination by the Agent of Letter of Credit Fees, L/C Facing Fees, Issuing Bank Fees and other fees, costs and expenses charged under this Section shall be conclusive and binding for all purposes, absent manifest error.

        4.4 INTEREST AND LETTER OF CREDIT FEES AFTER EVENT OF DEFAULT. From the date of occurrence of an Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or
(ii) such Event of Default shall have been waived, interest on the Revolving Loans and Letter of Credit Fees on Letter of Credit Obligations shall each be payable on demand as a rate per annum equal to, with respect to the Revolving Loans, the rate in effect under Section 4.1, plus two percent (2%), and with respect to the Letter of Credit Obligations, the rate at which Letter of Credit Fees are charged pursuant to the first sentence of Section 4.3(a), plus one percent (1%).

        4.5 COLLATERAL MONITORING FEE. The Borrower shall pay to the Agent, for its own account, a non-refundable annual collateral monitoring fee (the "Collateral Monitoring Fee") in the amount of $75,000. The Collateral Monitoring Fee shall be fully earned and payable on the Closing Date and on each anniversary thereof.

        4.6 EXPENSES. The Borrower shall reimburse the Expenses of the Agent, or any Lender, as the case may be, promptly upon demand.

        4.7  MANDATORY PAYMENT:  REDUCTIONS OF COMMITMENTS.

             (a) Except during the period described in Section 2.2(b)(ii), the aggregate outstanding principal amount of Revolving Loans plus Letter of Credit Obligations at any time in excess of the lesser at such time of (i) the Borrowing Base and (ii) the Line of Credit, shall be immediately due and payable without the necessity of any demand.

             (b) On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero (-0-) and may not be reinstated.

             (c) The Borrower may reduce the Line of Credit at any time and from time to time in part up to a maximum reduction amount of $35,000,000 upon thirty (30) days prior written notice to Agent; provided, that each such reduction must be in an amount equal to $5,000,000 or multiples thereof. Once reduced, no portion of the Line of Credit may be reinstated. If the Borrower seeks to reduce the Line of Credit to an amount less than $100,000,000, then the Line of Credit shall be reduced to zero (-0-). All such reductions hereunder shall be without premium or penalty.

        4.8  INTENTIONALLY DELETED.

        4.9 MAINTENANCE OF LOAN ACCOUNT: STATEMENTS OF ACCOUNT. The Agent shall maintain an account on its books in the name of the Borrower (the "Loan Account") in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the account of the Borrower, including the Revolving Loans, and all Letter of Credit Obligations, the Fees, the Expenses and any other Obligations, as and when such payments become due. The Loan Account will be credited with all payments received by the Agent from the Borrower or for the account of the Borrower, including all amounts received in the BT Account. After the end of each month, the Agent shall send the Borrower a monthly statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrower during that month, provided, that the failure of the Agent to send such statement to the Borrower shall not relieve the Borrower of any Obligations. Absent manifest error, each monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrower.

        4.10 PAYMENT PROCEDURES. Payments of principal, interest, Fees and Expenses shall be made not later than 2:00 P.M. Chicago time on the day when due, in immediately available dollars, to the offices of the Agent, at the address set forth in Section 11.7, or as the Agent may otherwise direct the Borrower. The Borrower hereby authorizes the Agent to charge the Loan Account with the amount of all payments to be made hereunder and under the other Credit Documents, including all Fees and Expenses, as and when such payments become due. The obligation of the Borrower to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section or by the charging of the Loan Account by the Agent.

        4.11 COLLECTION OF ACCOUNTS. Until instructed otherwise by the Agent, the Borrower shall be entitled to receive Collections directly from account debtors in accordance with its historical practices. All Collections and other amounts received by the Borrower from any account debtor, in addition to all other cash received from any other Collateral, shall upon receipt be wired (or otherwise transferred in a manner acceptable to Agent) each Business Day into an account (the "BT Account") maintained by the Agent at Bankers Trust Company. Amounts received in the BT Account from the Borrower shall be credited on the day of receipt of good funds to the Loan Account and distributed and applied as set forth in Section 4.12.

        4.12 DISTRIBUTION AND APPLICATION OF COLLECTIONS AND OTHER AMOUNTS. All Collections received by the Agent, and all other amounts received by the Borrower from any account debtor and delivered to the Agent, shall be credited to the Loan Account, unless an Event of Default has occurred and is continuing, in which case such Collections and other amounts shall be distributed and applied in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including Agent Advances and any other amounts advanced by the Agent on behalf of the Lenders; second, to the payment of any Fees, Expenses or other Obligations due and payable to the Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; fourth, to the ratable payment of interest due on the Revolving Loans; and, fifth, to the ratable payment of principal due on the Revolving Loans.

        4.13  CALCULATIONS.  All calculations of (i) interest hereunder and
(ii) Fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Agent, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by the Agent of an interest rate, Fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

        4.14  SPECIAL PROVISIONS RELATING TO LIBOR RATE LOANS.

              (a) CONTINUATION. With respect to any Borrowing consisting of LIBOR Rate Loans, the Borrower may, subject to the provisions of Section 4.14(c), elect to maintain such Borrowing or any portion thereof as consisting of LIBOR Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by notice given not later than noon Chicago time on the third Business Day prior to the date of any such continuation relating to LIBOR Rate Loans, by the Borrower to the
        Agent. Such notice by the Borrower of a continuation (a "Notice of Continuation") shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing, substantially in the form of Exhibit E, in each case specifying (i) the date of such continuation, (ii) the Type of Revolving Loans subject to such continuation, (iii) the aggregate amount of Revolving Loans subject to such continuation and (iv) the duration of the selected Interest
        Period. The Borrower may elect to maintain more than one Borrowing consisting of LIBOR Rate Loans by combining such Borrowings into one
        Borrowing and selecting a new   Interest Period pursuant to this
        Section 4.14(a). If the Borrower shall fail to select a new Interest Period for any Borrowing consisting of LIBOR Rate Loans in accordance with this Section 4.14(a), such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Prime Rate Loans. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

             (b) CONVERSION. The Borrower may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Agent, and subject to the provisions of Section 4.14(c), convert the entire amount of or a portion of all Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of another Type; provided, that any conversion of any LIBOR Rate Loans into Revolving Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans and, upon conversion of any Prime Rate Loans into Revolving Loans of another Type, the Borrower shall, at the request of Agent, pay accrued interest to the date of conversion on the principal amount converted. Each such Notice of Conversion shall be given not later than Noon Chicago time on the Business Day prior to the date of any proposed conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed conversion into LIBOR Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing, substantially in the form of Exhibit F, in each case specifying (i) the requested date of such conversion, (ii) the Type of Revolving Loans to be converted (iii) the portion of such Type of Revolving Loan to be converted, (iv) the Type of Revolving Loans such Revolving Loans are to be converted into and (v) if such conversion is into LIBOR Rate Loans, the duration of the Interest Period of such Loan. Each conversion shall be in an aggregate amount for the Revolving Loans of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrower may elect to convert the entire amount of or a portion of all Revolving Loans of one Type comprising more than one Borrowing into Revolving Loans of another Type by combining such Borrowings into one Borrowing.

             (c) CERTAIN LIMITATIONS ON LIBOR RATE LOANS. The right of the Borrower to maintain, select, continue or convert LIBOR Rate Loans shall be limited as follows:

                 (i) If the Agent reasonably determines that adequate and fair means do not exist for ascertaining the LIBOR Rate or LIBOR Rate Loans comprising any requested Borrowing, continuation or conversion, the right of the Borrower to select or maintain LIBOR Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exists, and each Revolving Loan shall be made as a Prime Rate
             Loan.

                 (ii) If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, continuation or conversion, notify the Agent that the LIBOR Rate for Revolving Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Revolving Loans for such Borrowing, the right of the Borrower to select LIBOR Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan comprising such Borrowing and each other Borrowing requested during such period of suspension shall be made as a Prime Rate Loan.

                 (iii) If at any time any Lender determines (which determination shall, absent manifest error, be conclusive and binding on all parties) that the making, continuation or conversion of any Revolving Loan as a LIBOR Rate Loan by such Lender has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law), then, and in any such event, such Lender may give notice of that determination in writing, to the Agent and the Borrower and the Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of the Borrower to select LIBOR Rate Loans from that Lender shall be suspended and each Revolving Loan made by that Lender, notwithstanding the Type of Revolving Loan made by the other Lenders, shall be a Prime Rate Loan and each LIBOR Rate outstanding from that Lender shall automatically, on the last day of the existing Interest Period therefor (or earlier, if so required under such law, rule, regulation or order), convert to a Prime Rate Loan.

                 (iv)  No Agent Advance shall be made as a LIBOR Rate Loan.

                 (v) No Revolving Loans may be made, continued by a Notice of Continuation or converted by a Notice of Conversion as or to LIBOR Rate Loans at any time that a Default or Event of Default shall have occurred and be continuing.

                 (vi) The Borrower may not select a LIBOR Rate Loan prior to the earlier to occur of (x) the completion of the syndication by the Agent in the exercise of its sole discretion and (y) ninety
             (90) days after the Closing Date.

             (d) COMPENSATION.

                 (i) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrower. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of LIBOR Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Person as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

                 (ii) If any payment of principal of, or conversion or continuation of, any LIBOR Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, conversion or continuation of such Loan or acceleration of the maturity of the Revolving Notes or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Loan.

                 (iii) Calculation of all amounts payable to a Lender under this
        Section 4.14(d) shall be made as though such Lender elected to fund all LIBOR Rate Loans by purchasing United States dollar deposits in its LIBOR Lending Office's interbank eurodollar market.

        4.15  INDEMNIFICATION IN CETAIN EVENTS.

              (a) INCREASED COSTS. If after the Closing Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements applicable to the Agent, to any of the Lenders, Bankers Trust Company or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding
        Bank"), or (ii) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority proposed or promulgated after the date of the Agreement or (iii) the Agent, a Funding Bank or any of the Lenders reasonably determines that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof announced after the date of this Credit Agreement has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency announced after the date of this Credit Agreement and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of such Person's capital as a consequence of its obligations hereunder to a level below that which such Person could have achieved but for such adoption, change or compliance (taking into consideration such Person's policies with respect to capital adequacy) by an amount reasonably deemed by such

        Person to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to the Agent, or any of the Lenders of (A) funding or maintaining its Commitments or (B) issuing, causing the issuance of making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or
        reduces the     amount receivable in respect thereof by the Agent or
        any Lender, then the Borrower shall upon demand by the Agent at any time within one hundred eighty (180) days after the date on which an officer of the Agent, such Funding Bank or such Lender, as the case may be, responsible for overseeing this Credit Agreement knows or has reason to know of its right to additional compensation under this
        Section 4.15(a), pay to the Agent, for the account of such Lender or, as applicable, the Agent or a Funding Bank, additional amounts sufficient to reimburse the Agent, such Funding Bank and such Lender against such increase in cost or reduction in amount receivable; provided, however, that if the Agent or any such Lender or Funding Bank, as the case may be, fails to deliver such demand within such 180 day period, such entity shall only be entitled to additional compensation for any such costs incurred from and after the date that is one hundred eighty (180) days prior to the date the Borrower receives such demand; and provided further, however, that before making any such demand, the Agent and each Lender agree to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
        A certificate as to the amount of such increased cost, and setting forth in reasonable detail the calculation thereof, shall be submitted to the Borrower by the Agent, or the applicable Lender or Funding Bank, and shall be conclusive absent demonstrable error.

             (b) NOTICE. Each Lender will promptly notify the Borrower and the Agent, and the Agent will promptly notify the Borrower, of any event of which it has knowledge that would entitle such entity to additional compensation under this Section 4.15. Neither the Agent nor any Lender shall request any additional compensation under this Section 4.15 unless it is generally making similar requests of other borrowers similarly situated, and the Agent and each Lender agrees to use a reasonable basis for calculating amounts allocable to its commitment to lend or its Revolving Loans and Letter of Credit obligations hereunder.

             (c) TAX REIMBURSEMENT. If and to the extent that Agent determines that as a result of the application of Section 212(1)(b) of the Income Tax Act of Canada, or any successor statute, as in effect from time to time and the Canada-United States Income Tax Convention (the "Canadian Withholding Tax"), the net after-tax return realized by the Lenders with respect to the transactions contemplated hereby is reduced below the rate of return which would have been realized by the Lenders but for the application of the Canadian Withholding Tax, Borrower shall promptly pay to the Agent, for the benefit of the Lenders, upon its written demand, such additional amount as is designated in writing by Agent as being necessary to compensate the Lenders for such reduction in the Lenders' rate of return.


                                  ARTICLE 5

                            CONDITIONS PRECEDENT

        5.1 CONDITIONS PRECEDENT TO INITIAL REVOLVING LOAN AND LETTER OF CREDIT. The obligation of each Lender to fund its Proportionate Share of the initial Borrowing, or the obligation of the Agent to cause the issuance by the Issuing Bank of the initial Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

             (a) CLOSING DOCUMENT LIST. The Agent and the Lenders shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule A (the "Closing Document List");

             (b) MATERIAL ADVERSE CHANGE. (i) No event shall have occurred since July 28, 1996, which has had or could reasonably be expected to have a Material Adverse Effect; or (ii) there shall not have occurred a substantial impairment of the financial markets generally that is reasonably likely to materially and adversely affect the transactions contemplated hereby, in each case as determined by the Agent and each Lender in their reasonable discretion;

             (c) FEES AND EXPENSES. All Fees and Expenses payable by the Borrower hereunder on or before the Closing Date shall have been paid in full; and

             (d) BORROWING BASE; UNUSED AVAILABILITY. After giving pro forma effect to the funding of the initial Revolving Loans, the issuance of the initial Letters of Credit and the payment of all costs, fees and expenses incurred by or for the account of the Borrower in connection with the execution and delivery of this Credit Agreement and the other Credit Documents, there shall be unused availability under the Borrowing Base of at least $15,000,000.

        5.2 CONDITIONS PRECEDENT TO ALL REVOLVING LOANS AND LETTERS OF CREDIT. The obligation of each Lender to fund its Proportionate Share of any requested Revolving Loan or of the Issuing Bank to issue any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each Notice of Borrowing, each Letter of Credit

Request, and each issuance by the Borrower of a check drawn against, or request for transfer from, the Disbursement Account shall constitute a representation and warranty by the Borrower that such conditions are satisfied.

             (a) All representations and warranties contained in this Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date of such Notice of Borrowing, Letter of Credit Request or issuance of a check drawn against or request for transfer from the Disbursement Account, as if then made, other than representations and warranties that relate solely to a date other than the date of such Notice of Borrowing, Letter of Credit Request or issuance of a check drawn against or request for transfer from the Disbursement Account; and

             (b) No Default or Event of Default shall have occurred or could reasonably be expected to result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit, which has not been waived.


                                  ARTICLE 6


                       REPRESENTATIONS AND WARRANTIES

        To induce the Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to make the Revolving Loans and other financial accommodations described herein, the Borrower hereby represents and warrants to the Agent and the Lenders that the representations and warranties contained in this Article 6 are true and correct as of the date hereof. Such representations and warranties, and all other representations and warranties made by the Borrower in any other Credit Documents, shall survive the execution and delivery of this Credit Agreement and such other Credit Documents.

        6.1 ORGANIZATION AND QUALIFICATION. The Borrower and each of its Subsidiaries (i) are corporations duly organized, validly existing and in good standing under the laws of the respective states or provinces of their incorporation, (ii) have the power and authority to own their respective properties and assets and to transact their respective businesses in which they presently are, or propose to be, engaged and (iii) are duly qualified and are authorized to do business and are in good standing in each of the respective jurisdictions where they presently are, or propose to be, engaged in business. Schedule B, Part 6.1 lists all jurisdictions in which the Borrower and each of its Subsidiaries are qualified to do business as foreign corporations.

        6.2 AUTHORITY. The Borrower and each of its Subsidiaries have the requisite corporate power and authority to execute, deliver and perform the respective Credit

Documents to which they are parties. All corporate action necessary for the execution, delivery and performance of any of the Credit Documents by the Borrower and each of its Subsidiaries has been taken.

        6.3 ENFORCEABILITY. This Credit Agreement and each of the other Credit Documents are the legal, valid and binding obligations of the Borrower and each of its Subsidiaries which are parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (ii) general principles of equity.

        6.4 NO CONFLICT. The execution, delivery and performance of each Credit Document by the Borrower and each of its Subsidiaries which are parties thereto are not in contravention of (i) the Governing Documents of such Persons, or (ii) any Requirement of Law, or (iii) any indenture, contract, agreement or instrument or other commitment to which any or all of such Persons are parties or by which any of such Persons or any of its properties are bound, and will not, except as contemplated herein, result in the imposition of any Liens upon any of the properties of any of such Persons.

        6.5 CONSENTS AND FILINGS. No consent, authorization, permit or filing is required in connection with the execution, delivery and performance of this Credit Agreement or any Credit Document by the Borrower and each of its Subsidiaries which are parties thereto, or in connection with the continuing operations of such Persons, except (i) those that have been obtained or made (or where the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect) and (ii) filings necessary to create, perfect or retain the perfection of Liens against the Collateral.

        6.6 GOVERNMENT REGUALATION. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other similar Requirement of Law that limits the respective abilities of such Persons to incur indebtedness or consummate the transactions contemplated in this Credit Agreement and the other Credit Documents.

        6.7 SOLVENCY. The fair saleable value of the assets of the Borrower exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. The Borrower (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged and (ii) has not incurred and does not believe that it will incur, after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay as such debts become due.

        6.8 RIGHTS IN COLLATERAL: PRIORITY OF LIENS. All property constituting Collateral is owned or leased by the Borrower or SportDepot, free and clear of any and all Liens in favor of third parties, other than Permitted Liens. Upon the proper filing of the UCC financing statements (and termination statements, if any) and Personal Property Security Act Registrations listed in the Closing Document List, the security interests granted pursuant to the Credit Documents constitute valid and enforceable first, prior (subject to Permitted Liens) and perfected Liens on the Collateral, to the extent such Liens can be perfected by the filing of such financing statements.

        6.9 FINANCIAL DATA. The Borrower has provided to the Agent and each of the Lenders complete and accurate copies of annual audited Financial Statements for the Consolidated Entity for the fiscal years ended January 28, 1996 and unaudited Financial Statements for the six-month fiscal period ended July 28, 1996. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the respective consolidated financial positions, results of operations and cash flows of the Consolidated Entity for each of the periods covered. The Consolidated Entity has no material Contingent Obligation, or material liability for taxes or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto, or is not otherwise disclosed on Schedule B, Part 6.9.

        6.10 LOCATIONS OF OFFICES, RECORDS AND INVENTORY. The address of the principal place of business and chief executive office of the Borrower is set forth on Schedule B, Part 6.10, as the same may be amended after the Closing Date in accordance with Section 11.11. The books and records of the Borrower, and all its chattel paper, if any, and records of Accounts, are maintained exclusively at one or more of such locations. There is no jurisdiction in which the Borrower has any Collateral (except for vehicles and Inventory in transit) other than those jurisdictions identified on Schedule B, Part 6.10, as the same may be amended after the Closing Date in accordance with Section
11.11. A complete list of the legal name and address of each warehouse at which Inventory of the Borrower is stored is set forth on Schedule B, Part 6.10, as the same may be amended after the Closing Date in accordance with
Section 11.11. None of the receipts received and to be received by the Borrower from any warehouseman state that the Inventory covered thereby is to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns, in each case other than the Borrower.

        6.11 SUBSIDIARIES; OWNERSHIP OF STOCK. Except as otherwise disclosed in writing to Agent prior to the date hereof, as of the Closing Date, (i) the only direct or indirect Subsidiaries of the Borrower are those listed on Schedule B, Part 6.11, (ii) the Borrower is the record and beneficial owner of the respective shares of capital stock of each of its Subsidiaries listed on Schedule B, Part 6.11, (iii) there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary except as listed on Schedule B, Part 6.11, and (iv) there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Borrower are owned by the Borrower free and clear of any Liens.

        6.12  NO JUDGMENTS OF LITIGATION.  Except as set forth on Schedule B,
Part 6.12, no judgments, orders, writs or decrees are outstanding against the Borrower or any of its Subsidiaries, nor is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of its Subsidiaries, which could reasonably be expected, either individually or in combination, to have a Material Adverse Effect.

        6.13 NO DEFAULTS. Neither the Borrower nor any of its Subsidiaries is in default under any material term of any material indenture, contract, lease, agreement, instrument or commitment to which any of them is a party or by which any of them is bound. The Borrower knows of no material dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment.

        6.14 LABOR MATTERS. Schedule B, Part 6.14 accurately sets forth all labor contracts to which the Borrower or any of its Subsidiaries is a party as of the Closing Date (including their dates of expiration). There are no existing or, to the knowledge of the Borrower, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party.

        6.15 COMPLIANCE WITH LAW. Neither the Borrower nor any of its Subsidiaries has violated or failed to comply with any Requirements of Law, which violation or failure could reasonably be expected to give rise to a Material Adverse Effect.

        6.16 ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule B, Part 6.16. Except as would not give rise to a Material Adverse Effect, each Plan has been and is maintained and funded in accordance with its terms and in compliance with all applicable provisions of ERISA and the Internal Revenue Code and none of the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan has any direct or indirect material liability with respect to any Plan under any Requirement of Law or agreement. The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate has made all required contributions to each Plan (including obligations related to the minimum funding standards of ERISA and the Internal

Revenue Code). No Termination Event has occurred nor has any other event occurred that could reasonably be expected to result in a Termination Event. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the Internal Revenue Code.

        6.27 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as disclosed on Schedule B, Part 6.17, (i) the operations of the Borrower and each of its Subsidiaries comply with all applicable federal, state and local environmental, health and safety statutes, regulations, directions, ordinances, criteria and guidelines; (ii) the Borrower has not received notice that any of the operations of the Borrower or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guideline; (iii) none of the operations of the Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether the Borrower or any of its Subsidiaries disposed of any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent or other substance into the environment; (iv) neither the Borrower nor any of its Subsidiaries has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste, substance or constituent or reporting a spill or release of a hazardous or toxic waste, substance or constituent or other substance into the environment; and (v) neither the Borrower nor any of its Subsidiaries has any contingent liability of which the Borrower has knowledge, or reasonably should have knowledge, in connection with any release or potential release of any hazardous or toxic waste, substance or constituent or other substance into the environment, nor has the Borrower or any of its Subsidiaries received any notice, letter or other indication of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

        6.18 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names as are necessary to continue to conduct their respective present and proposed business activities.

        6.19 LICENSES AND PERMITS. The Borrower and each of its Subsidiaries has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its business as presently conducted and as proposed to be conducted.

        6.20 TAXES AND TAX RETURNS

             (a) Except as set forth on Schedule B, Part 6.20, the Borrower and each Subsidiary of the Borrower has timely filed, without request for extension, all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP.

             (b) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof, have been timely paid and neither the Borrower nor any of its Subsidiaries has any material liability for taxes in excess of the amounts so paid or reserves so established.

             (c) Except as set forth in Schedule B, Part 6.20, no material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower or any of its Subsidiaries and no tax liens have been filed. Except as set forth in Schedule B, Part 6.20, there are no pending or threatened audits, investigations or claims for or relating to any liability for taxes and there are no matters under discussion with any Governmental Authority which could reasonably be expected to result in a material additional liability for taxes. Except as set forth in Schedule B, Part 6.20, either the federal income tax returns of the Borrower have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension for all years up to and including the fiscal year of the Consolidated Entity ended January 31, 1991. Except as set forth in Schedule B, Part 6.20, no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower or any of its Subsidiaries.

             (d) Except as set forth on Schedule B, Part 6.20, neither the Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

        6.21 MATERIAL CONTRACTS. Schedule B, Part 6.21, contains a true, correct and complete list of all the Material Contracts currently in effect on the Closing Date. Except as described on Schedule B, Part 6.21, none of the Material Contracts contains any burdensome restrictions which could reasonably be expected to have a Material Adverse Effect, all of the Material Contracts are in full force and effect and no defaults currently exist thereunder.

        6.22 ACCURACY AND COMPLETENESS OF INFORAMTION. All factual information furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Agent, any Lender, or the Auditors for purposes of or in connection with this Credit Agreement or any Credit Documents or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

        6.23 NO CHANGE. Since July 28, 1996 no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.


                                  ARTICLE 7

                            AFFIRMATIVE COVENANTS

     Until termination of the Commitments hereunder and payment and satisfaction of all Obligations due hereunder:

        7.1 FINANCIAL REPORTING. The Borrower shall timely deliver to each Lender the following information:

             (a) AUDITOR'S ENGAGEMENT LETTER. As soon as available, but in any event not later than the earlier of (i) fifteen (15) days prior to the end of each fiscal year or (ii) prior to the date the Auditors commence work on the preparation of the annual audited Financial Statement, a copy of the engagement letter between Borrower and its Auditors, which engagement letter shall notify such Auditors that such annual audited Financial Statement will be delivered by the Borrower to the Agent and Lenders, and stating that Agent and Lenders shall be entitled to rely thereon with respect to the transactions which are the subject of this Agreement.

             (b) ANNUAL FINANCIAL STATEMENTS. As soon as available, but not later than ninety (90) days after each fiscal year end: (i) the annual audited consolidated, and unaudited consolidating, Financial Statements of the Consolidated Entity; (ii) a comparison in reasonable detail to the prior year annual audited and unaudited Financial Statements;
        (iii) the Auditors' unqualified opinion, and statement indicating whether the Auditors have obtained knowledge of the existence of any Default or Event of Default during their audit; (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal year, prepared by the chief financial officer of the Borrower; and (v) a compliance certificate substantially in the form of Exhibit G with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in Sections 8.1 and 8.4. In addition, Borrower shall deliver to the Agent and the Lenders, within fifteen (15) Business Days of its receipt thereof, a copy of its Auditors' "Management Letter".

           (c) MONTHLY AND ANNUAL PROJECTIONS. Not later than forty-five (45) days after each fiscal year end, beginning with the fiscal year ended February 2, 1997, monthly projections of the financial condition and results of operations of the Consolidated Entity for the next succeeding year, quarterly projections for the second succeeding year, and annual projections for each succeeding fiscal year thereafter, through and including the fiscal year in which the Expiration Date will occur, in each case containing projected consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity.

             (d) QUARTERLY FINANCIAL STATEMENTS. As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters, and ninety (90) days after the end of the last fiscal quarter: (i) Financial Statements of the Consolidated Entity as
        of the fiscal   quarter then ended, and for the fiscal year to date;
        (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior fiscal year; (iii) the certification of the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower; that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments); (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal quarter and fiscal year to date, prepared by the chief financial officer of the Borrower; and (v) a compliance certificate substantially in the form of Exhibit G with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in Sections 8.1 and 8.4.

             (e) MONTHLY FINANCIAL STATEMENTS. As soon as available, but not later than thirty (30) days after the end of each fiscal month (other than a fiscal month which is the last month of the first three fiscal quarters, in which event forty-five (45) days after end of such month, and ninety (90) days after the end of the last month of the fiscal year): (i) a balance sheet for the Borrower as at the end of such month and for the fiscal year to date and statements of operations and cash flows for such month and for the fiscal year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same periods in the prior year; (iii) a certification by the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (subject to year-end audit adjustments); and
        (iv) a compliance certificate substantially in the form of Exhibit G with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in Sections 8.1 and 8.4.

             (f) MONTHLY COMPARISON TO PRIOR PROJECTIONS. As soon as available, but not later than thirty (30) days after the end of each fiscal month (other than a fiscal month which is the last day of the first three fiscal quarters, in which event forty-five (45) days after the end of such month, and ninety (90) days after the end of the last month of the fiscal year), a comparison of actual results of operations, cash flow and capital expenditures for the Borrower for such month and for the period from the beginning of the current fiscal year through the end of such month with amounts previously projected for those periods (see Section 7.1(c)) and with actual results for corresponding periods in the previous fiscal year.

        7.2 COLLATERAL REPORTING. The Borrower shall timely deliver to the Agent the following certificates and reports:

             (a) WEEKLY AND MONTHLY BORROWING BASE CERTIFICATES. Weekly, before 12:00 noon on the third Business Day of each week (except the last week of each month), monthly, within three (3) Business Days after the last Business Day of each month, and at any other time requested by the Agent, a Borrowing Base Certificate, which shall be: (i) substantially in the form of Exhibit A, detailing the Eligible Accounts Receivable and Eligible Inventory as of each Friday of the immediately preceding week (if a weekly Borrowing Base Certificate), or as of the last Business Day of the immediately preceding month (if a monthly Borrowing Base Certificate), or as of such other date as the Agent may request; and (ii) prepared by or under the supervision of the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower and certified by such officer subject only to adjustment upon completion of the normal annual audit of physical inventory. Each Borrowing Base Certificate shall have attached to it such additional schedules and other information as the Agent may reasonably request, including, without limitation, a summary listing of Inventory.

             (b) APPRAISALS. When requested by the Agent, a report of Inventory (which, if such request is made during the existence and continuance of an Event of Default, shall be based upon a physical count), which shall describe the Borrower's and SportDepot's Inventory by category and by item (in reasonable detail) and report the then appraised value (at lower of cost or market) of such Inventory.

             (c) FURTHER ASSURANCES. When reasonably requested by the Agent, any further information regarding the Collateral, business affairs and financial condition of the Borrower or any of its Subsidiaries.

        7.3 NOTIFICATION REQUIREMENTS. The Borrower shall timely give to the Agent and each of the Lenders the following notices:

             (a) NOTICE OF DEFAULTS. Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the proposed response of the Borrower thereto, each in reasonable detail.

             (b) PROCEEDINGS OR ADVERSE CHANGES. Promptly, and in any event within five (5) Business Days after the Borrower becomes aware of (i) any proceeding being instituted or threatened to be instituted by or against the Borrower or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) any order, judgment or decree in excess of $1,000,000 being entered against the Borrower or any of its Subsidiaries or any of their respective properties or assets or (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Borrower or any such Subsidiary.

             (c) ERISA NOTICES. (i) Promptly, and in any event within ten (10) Business Days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and any action that is being taken with respect thereto by the Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation. The Borrower, such Subsidiary and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor; (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to such request; and (iii) promptly, and in any event within three (3) Business Days after receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

             (d) ENVIRONMENTAL AND HEALTH AND SAFETY NOTICES. Promptly, and in any event within ten (10) Business Days after receipt by the Borrower or any of its Subsidiaries of any notice, complaint or order alleging any actual or prospective material violation of any environmental, health or safety Requirement of Law or alleging responsibility for costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Borrower or any of its Subsidiaries.

             (e) MATERIAL CONTRACTS. Promptly, and in any event within ten (10) Business Days after any Material Contract of the Borrower or any of its Subsidiaries is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto. For purposes hereof, if more than six (6) of Borrower's retail store leases within any state or province, and eleven (11) in the aggregate in all states and provinces, are simultaneously subject to termination by the landlords thereunder, such event shall be deemed a termination of a Material Contract requiring notice hereunder.

             (f) COLLATERAL MATTERS. At least twenty (20) Business Days' prior written notice to the Agent of any change in the location of any Collateral or in the location of the chief executive office or place of business of the Borrower or any of its Subsidiaries from the locations specified in Schedule B, Part 6.10. At least ten (10) Business Days prior to any such change, the Borrower shall cause to be executed and delivered to the Agent any financing statements, Collateral Access Agreements or other documents reasonably required by the Agent, in form and substance satisfactory to the Agent.

        7.4 CORPORATE EXISTENCE. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain its corporate existence (except that the Borrower's Subsidiaries may merge with each other and with the Borrower, provided, that the Agent receives five (5) Business Days' prior written notice thereof), (ii) maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary for the profitable conduct of their businesses, (iii) continue in, and limit their operations to, the same general lines of business as presently conducted by them and (iv) in the case of the Borrower, maintain all material terms and provisions of its corporate charter and bylaws in the form in effect on the Closing Date.

        7.5 BOOKS AND RECORDS: INSPECTIONS. The Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. The Borrower agrees that the Agent or its agents may enter upon the premises of the Borrower or any of its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all upon the occurrence and during the continuance of an Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and/or copying (at the expense of the Borrower) any and all records pertaining thereto, and
(iii) discussing the affairs, finances and business of the Borrower with any officers, employees and directors of the Borrower or with the Auditors.

        7.6 INSURANCE. The Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. Schedule B, Part 7.6 accurately describes Borrower's current insurance program, including the terms of its self-insurance program, which, for purposes of this Credit Agreement, is deemed satisfactory. All policies covering the Collateral are to name the Agent as an additional insured and/or the loss payee in case of loss, and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies.

     7.7 TAXES. The Borrower agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all taxes lawfully levied or assessed against the Borrower, any of its Subsidiaries or any of the Collateral before any penalty or interest accrues thereon; provided, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of the Borrower or any of its Subsidiaries, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

        7.8 COMPLIANZE WITH LAWS. The Borrower agrees to comply, and to cause each of its Subsidiaries to comply, with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless (i) the Borrower contests any such Requirements of Law in a reasonable manner and in good faith, or (ii) any such non-compliance could not reasonably be expected to have a Material Adverse Effect.

        7.9 USE OF PROCEEDS. Proceeds of the initial Revolving Loan shall be used by the Borrower to refinance certain existing Indebtedness of the Borrower and pay the costs and expenses of the transactions contemplated by this Credit Agreement which are due and payable on the Closing Date, including without limitation the Fees and Expenses due on the Closing Date pursuant to Article 4 hereof; and the proceeds of any subsequent Revolving Loans made hereunder shall be used by the Borrower solely for ongoing working capital requirements and other general corporate purposes. The Borrower shall not use any portion of the proceeds of any Revolving Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G or U) in any manner which violates the provisions of Regulation G, U or X or of the terms and conditions of this Credit Agreement or any other Credit Document.

        7.10 FISCAL YEAR. The Borrower agrees to maintain its fiscal year as a year ending either on the Saturday or Sunday closest to January 31 of each year during the term hereof.

        7.11 MAINTENANCE OF PROPERTY. The Borrower agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of their properties.

        7.12 ERISA DOCUMENTS. The Borrower will cause to be delivered to the Agent, upon the Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three (3) plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to the Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of the Borrower or any ERISA Affiliate under any Retiree Health Plan.

        7.13  ENVIRONMENT AND OTHER MATTERS.

              (a) The Borrower and each of its Subsidiaries will conduct their businesses so as to comply in all material respects with all environmental, land use, occupational, safety or health laws, regulations, directions, ordinances, criteria and guidelines in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that the Borrower or such Subsidiary is contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof; provided, that the Borrower and each of its Subsidiaries shall comply with the order of any court or other Governmental Authority relating to such laws unless the Borrower or such Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

             (b) If the Agent reasonably believes, or the Majority Lenders reasonably believe, that the facts or circumstances evidence or suggest that the Borrower or any of its Subsidiaries is in material non-compliance with any environmental law and that such non-compliance could reasonably be expected to have a Material Adverse Effect, then at the written request of the Agent or the Majority Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide at its sole cost and expense an environmental site assessment report concerning the site owned, operated or leased by the Borrower or such Subsidiary in respect of which such material non-compliance is believed to have occurred and be continuing, such report to be prepared by an environmental consulting firm approved by the Agent and the Majority Lenders, indicating the presence, release or absence of hazardous materials on or from such site and the potential cost of any removal, remedial or corrective action in connection with any such hazardous materials on such site.

        7.14 FURTHER ASSURANCES. The Borrower shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in the exercise of its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.


                                  ARTICLE 8


                             NEGATIVE COVENANTS


        Until termination of the Commitments and payment and satisfaction of all Obligations due hereunder, the Borrower shall comply with, and, where required, shall cause each of its Subsidiaries to comply with, the following covenants:

        8.1 CONSOLIDATED BOOK NET WORTH. The Borrower shall maintain at all times during the term hereof a Consolidated Book Net Worth of not less than $75,000,000.

        8.2 INTENTIONALLY DELETED.

        8.3 INTENTIONALLY DELETED.

        8.4  CAPITAL EXPENDITURES.  The Borrower shall not make payments for
Capital Expenditures in excess of [$               ] per fiscal year.  To the
extent that all or any portion of such amount is not used in any fiscal year, fifty percent (50%) of such amount may be carried forward to the immediately following fiscal year to be used for Capital Expenditures. In addition to the foregoing, to the extent Borrower receives the proceeds of any equity offering during the term hereof, Borrower shall be permitted to use an amount equal to up to 75% of the net proceeds thereof for Capital Expenditures at any time thereafter during the term hereof. The Borrower shall not make any Capital Expenditures that are not directly related to the business conducted on the Closing Date by the Borrower. The effect of the reclassification of any "Assets Held for Sale," as reflected on Borrower's books and records on the date hereof, shall not be considered in determining Borrower's compliance with this
Section 8.4.

        8.5 ADDITIONAL INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:

             (a)  Indebtedness under the Credit Documents;

             (b) Indebtedness in the ordinary course of business under Interest Rate Agreements in form and substance reasonably satisfactory to the Agent;

             (c) Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, which, with respect to SportDepot, shall not in any event exceed the Inter-Company Loan, and with respect to any other Subsidiaries, shall not exceed the limitations set forth in Section 8.10(b) hereto.

             (d) Indebtedness described on Schedule B, Part 8.5, and any refinancing of such Indebtedness, so long as the aggregate principal amount of the Indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the Indebtedness to be refinanced;

             (e) Indebtedness secured by purchase money Liens on equipment acquired after the date of this Credit Agreement not to exceed $2,500,000 in the aggregate outstanding at any one time ("Purchase Money Liens") so long as (i) such Indebtedness shall be from parties and on terms and conditions reasonably satisfactory to the Agent,
        (ii) each Purchase Money Lien shall attach only to the property to be acquired, (iii) a description shall have been furnished to the Agent for any item of equipment for which the purchase price is greater than $1,000,000, and (iv) the debt incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items of equipment purchased;

             (f) Subordinated Indebtedness not to exceed $25,000,000 in the aggregate outstanding at any one time; and

             (g) Additional unsecured Indebtedness not otherwise set forth in subsections (a) through (f) above in an amount not in excess of $1,000,000 in the aggregate outstanding at any one time.

        8.6 LIENS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except:

             (a)  Liens granted to the Lenders under the Credit Documents;

             (b)  Liens listed on Schedule B, Part 8.6;

             (c)  Purchase Money Liens;

             (d) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, or landlords, liens for taxes, assessments or other governmental charges, and other similar Liens arising by operation of law for amounts that are not yet due and payable or that are being diligently contested in good faith by the Borrower, so long as the Agent has been notified thereof and adequate reserves are maintained by the Borrower for their payment;

             (e) Attachment or judgment Liens not to exceed an aggregate of $1,000,000.00, excluding amounts (i) bonded to the reasonable satisfaction of the Agent or (ii) covered by insurance to the reasonable satisfaction of the Agent;

             (f) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, under unemployment insurance, or to secure public or statutory obligations not to exceed an aggregate of $2,000,000 (exclusive of any Letters of Credit to secure such obligations);

             (g) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $5,000,000;

             (h) Easements, rights-of-way, restrictions and other similar encumbrances on title to, or restrictions on the use of, real property, which, in the aggregate, in the opinion of the Agent, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

             (i) Liens granted by SportDepot to Borrower to secure the Inter-Company Loan; and

             (j) Extensions and renewals of any of the foregoing so long as the aggregate amount of extended or renewed Liens are not increased and are on terms and conditions no more restrictive than the terms and conditions of the Liens extended or renewed.

        8.7 CONTINGENT OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and Contingent Obligations for Indebtedness permitted to be incurred under Section 8.5, and Investments permitted under Section 8.10.

        8.8 SALE OF ASSETS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) Inventory in the ordinary course of business; (ii) items of Collateral with a book value of less than $1,000,000 in the aggregate during any fiscal year, (iii) obsolete or worn out property disposed of in the ordinary course of business; and (iv) dispositions of assets not otherwise permitted under this Section 8.8, provided, that, (a) such dispositions are for fair value, (b) the aggregate consideration is paid in full in cash at the time of disposition and is thereupon (I) reinvested in the business of the Borrower or its Subsidiaries or (II) delivered to the Agent, in which case such consideration will be applied to repay the Revolving Loans and
(c) the aggregate amount of all such dispositions does not exceed $10,000,000 in the aggregate for any fiscal year.

        8.9 RESTRICTED PAYMENTS. Except with respect to certain employee stock plans and agreements more fully described in Schedule B, Part 8.9, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in capital stock of such Person) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of such Person or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Person or any of its Subsidiaries; (b) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness in excess of $1,000,000 on a cumulative basis over the term of this Agreement (other than Indebtedness pursuant to this Credit Agreement); provided, that, notwithstanding the foregoing, any Subsidiary of the Borrower may (i) make payments on account of

Indebtedness owing to the Borrower or any Subsidiary of the Borrower and (ii) declare and pay dividends to the Borrower or any other Subsidiary of the Borrower.

        8.10 INVESTMENTS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, whether in cash, securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of the Borrower, other than:

              (a) Advances or loans not to exceed $500,000 outstanding at any time to any one Person and $2,000,000 in the aggregate outstanding at any one time;

              (b) Loans, investments and advances between the Borrower and its Subsidiaries (i) in existence as of the date hereof and described on Schedule B, Part 8.10 and (ii) additional loans, investments and advances not exceeding $1,000,000 in the aggregate.

              (c)  Cash Equivalents;

              (d) Deposits with financial institutions, disclosed in Schedule B, Part 8.10, and which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar governmental insurance program; provided, that the Borrower may, in the ordinary course of its business, maintain in its disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits; and

              (e) Such other Investments as the Agent may approve in writing in the exercise of its sole discretion.

        8.11 AFFILIATE TRANSACTIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with (including, without limitation, the purchase, sale or exchange of property or the rendering of any service to) any Subsidiary or Affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, except for transactions otherwise permitted under Sections 8.9 and 8.10;

        8.12 ADDITIONAL BANK ACCOUNTS. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Disbursement Account,



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



the accounts set forth on Schedule B, Part 8.12, and such additional accounts of which Borrower notifies Agent in writing no less frequently than monthly.

        8.13 EXCESS CASH. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all deposit accounts of the Borrower and its Subsidiaries (other than the Disbursement Account and payroll accounts), total cash balances and Investments as permitted by Sections 8.10(c), (d) and (e), in excess of $10,000,000 at any time during which any Revolving Loans are outstanding hereunder.

        8.14 ADDITIONAL NEGATIVE PLEDGES. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of the Borrower or its Subsidiaries, other than Permitted Liens; or (ii) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

        8.15 ADDITIONAL SUBSIDIARIES. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries.


                                  ARTICLE 9

                       EVENTS OF DEFAULTL AND REMEDIES


        9.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default (each an "Event of Default") hereunder:

             (a) FAILURE TO PAY. The Borrower shall fail to pay any Obligation when the same shall become payable.

             (b)  BREACH OF CERTAIN COVENANTS.

                  (i) The Borrower shall fail to comply with Section 7.9 hereof or any covenant contained in Article 8;

                  (ii) The Borrower shall fail to comply with Sections 7.2(a)
             or 7.3 hereof and such failure shall continue unremedied until two (2) Business Days



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




             after a senior officer of the Borrower knowledgeable of the requirements of this Credit Agreement (including, without limitation, the chief financial officer, treasurer, controller, or chief accounting officer of the Borrower) knows of such failure; and

                  (iii) The Borrower shall fail to comply with Section 7.1 hereof or any failure pursuant to Section 7.6 hereof to maintain the insurance required pursuant to such Section (as distinguished from changing any such insurance following any request by Agent to effect such change) and such failure shall continue unremedied until five (5) Business Days after the Agent's delivery of notice to the Borrower of such failure.

             (c) BREACH OF REPRESENTATION OR WARRANTY. Any material representation or warranty made or deemed to be made by the Borrower in this Credit Agreement or in any other Credit Document (and in any statement or certificate given under this Credit Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made.

             (d) BREACH OF OTHER COVENANTS. The Borrower shall fail to comply with any covenant contained in this Credit Agreement or any other Credit Document, other than as set forth in Section 9.1(b), and such failure shall continue for thirty (30) days after Agent's delivery of notice to the Borrower of such failure.

             (e) DISSOLUTION. The Borrower or SportDepot shall dissolve, wind up or otherwise cease its business.

             (f) INSOLVENCY EVENT. Borrower or SportDepot shall become the subject of an Insolvency Event.

             (g)  CHANGE OF CONTROL.  A Change of Control shall occur.

             (h) CROSS DEFAULT. A default or event of default shall occur (and continue beyond any applicable grace period) under any note, agreement or instrument evidencing any other Indebtedness of the Borrower or any Subsidiary of the Borrower, which results in the acceleration of its maturity, provided, that the aggregate principal amount of all such Indebtedness for which the default or event of default has occurred exceeds $1,500,000.

             (i)  FAILURE OF ENFORCEABILITY OF CREDIT DOCUMENTS; SECURITY.  Any

        covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents or any Liens granted in connection therewith; or, any Liens granted in any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Credit Agreement.

        9.2  ACCELERATION, TERMINATION OF COMMITMENTS AND CASH
COLLATERALIZATION.. Upon the occurrence and during the continuance of any Event of Default, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower:

             (a) ACCELERATION. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrower from the Agent, all Obligations shall be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(f), in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Majority Lenders or notice or other demand to the Borrower) without presentment, demand,
        protest or any other action or obligation of the        Agent or any
        Lender.

             (b) TERMINATION OF COMMITMENTS. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrower from the Agent, the Commitments shall be immediately terminated and, at all times thereafter, all Revolving Loans made by any Lender pursuant to this Credit Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 11.11, in which case the Commitments shall be automatically reinstated.

             (c) CASH COLLATERALIZATION. On demand of the Agent or the Majority Lenders, the Borrower shall immediately deposit with the Agent for each Letter of Credit then outstanding, cash or Cash Equivalents in an amount equal to 110% of the greatest amount drawable thereunder. Such deposit shall be held by the Agent and used to reimburse the Issuing Bank for the amount of each drawing made under such Letters of Credit, as and when each such drawing is made.

        9.3 RESCISSION OF ACCELERATION. After acceleration of the maturity of the Obligations, if the Borrower pays all accrued interest and all principal due (other than by reason of the acceleration) and all Defaults and Events of Default are waived in accordance with Section 11.11, the Majority Lenders may elect in their sole discretion, to rescind the acceleration and return to the Borrower any cash collateral deposited with the Agent pursuant to Section 9.2(c). (This Section is intended only to bind all of the Lenders to a decision of the Majority Lenders and not to confer any right on the Borrower, even if the described conditions for the Majority Lenders' election may be met.)



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




        9.4 REMEDIES. Upon the occurrence and during the continuance of an Event of Default, upon the written request and at the direction of the Majority Lenders, the Agent may exercise any rights and remedies available to it under applicable law (including under the Code) and under the Collateral Documents. The foregoing rights and remedies are not intended to be exhaustive and the full or partial exercise of any right or remedy shall not preclude the full or partial exercise of any other right or remedy available under this Credit Agreement, any other Credit Document, at equity or at law.

        9.5 RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, upon the occurrence of any Event of Default, and whether or not any Lender has made any demand or the Obligations of any Credit Party have matured, each Lender shall have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits and other obligations then or thereafter owing by such Lender to such Credit Party. Each Lender exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be shared by the Lenders in accordance with Section 2.5.

        9.6 LICENSE OF USE OF SOFTWARE AND OTHER INTELLECTUAL PROPERTY. Unless expressly prohibited by the licenser thereof, if any, the Agent is hereby granted a license to use all computer software programs, data bases, processes and materials used by the Borrower in connection with its businesses or in connection with the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving the Borrower prior notice.

        9.7 APPLICATION OF PROCEEDS; SURPLUS; DEFICIENCIES. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights against any Collateral (after deducting all of the Agent's Expenses related thereto) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in the order set forth in Section 4.12. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrower or its successors or assigns, any surplus resulting therefrom.

                                  ARTICLE 10


                                  THE AGENT

        10.1  APPOINTMENT OF AGENT.

              (a) Each Lender hereby designates BTCC as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any



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



        Revolving Note, by the acceptance of such Revolving Note, shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and any other instruments and agreements referred to herein and therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or
        required of the Agent   by the terms hereof and thereof and such other
        powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, (other than Fees that are exclusively for the account of the Agent), charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

             (b) Other than the Borrower's rights under Section 10.9, the provisions of this Article 10 are for the benefit of the Agent and the Lenders only and none of the Credit Parties or any other Persons shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall act only for the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

        10.2 NATURE OF DUTIES OF AGENT. The Agent has no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or any of the other Credit Documents a fiduciary relationship in respect of any Lender or any participant of any Lender; and nothing in this Credit Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or any other Credit Document, except as expressly set forth herein or therein.

        10.3 LACK OF RELIANCE ON AGENT.

             (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

             (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or any of the other Credit Documents or the financial or other condition of any Credit Party. The Agent shall not be required to make any inquiry concerning either the performance or observance of any other terms, provisions or conditions of this Credit Agreement or any of the other Credit Documents, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

        10.4 CERTAIN RIGHTS OF THE AGENT. The Agent shall have the right to request instructions from the Majority Lenders by notice to each of the Lenders. If the Agent shall request instructions from the Majority Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders. The Agent may give any notice required under Article 9 hereof without the consent of any of the Lenders unless otherwise directed by the Majority Lenders in writing and will, at the direction of the Majority Lenders, give any such notice required under Article 9.

        10.5 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Borrower with respect to matters concerning the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        10.6 INDEMNIFICATION OF AGENT. To the extent the Agent is not reimbursed and indemnified by the each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against all liabilities, obligations, losses,




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





damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

        10.7 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to lend under this Credit Agreement, the Revolving Loans made by it and the Revolving Notes issued to it and its participation in Letters of Credit issued hereunder, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Revolving Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

        10.8 HOLDERS OF REVOLVING NOTES. The Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Notes issued in exchange therefor.

        10.9  SUCCESSOR AGENT.

              (a) The Agent may, upon five (5) Business Days' notice to the Lenders and the Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this
        Section 10.9) by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, upon five (5) days' notice and approval by the Borrower (which approval shall not be unreasonably withheld or delayed), to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice and approval by the Borrower


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



        (which approval shall not be unreasonably withheld or delayed), the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial
        institution which maintains an office in the United States,     or a
        commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000.

              (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement and the other Credit Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under or in connection with this Credit Agreement.

        10.10  COLLATERAL MATTERS.

               (a) Each Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Revolving Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Credit Agreement or any of the Credit Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain the perfection of the Liens upon the Collateral granted pursuant to the Collateral Documents.

              (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby or (ii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders pursuant to
        Section 11.11. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's


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

        authority to release particular types or items of Collateral pursuant to this Section 10.10.

             (b)  The Agent shall have no obligation whatsoever to the Lenders
        or to   any other Person to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the Liens granted to the Agent in or pursuant to any of the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this
        Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct. The Agent agrees to conduct or cause to be conducted at least one audit of the Collateral during each year that this Credit Agreement shall remain in effect.

        10.11 ACTIONS WITH RESPECT TO DEFAULTS. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders; provided, that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

        10.12 DELIVERY OF INFORMATION. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, any Subsidiary of the Borrower, the Majority Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.





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



                                  ARTICLE 11


                                MISCELLANEOUS


        11.1 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT AND THE REVOLVING NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        11.2 SUBMISSION TO JURISDICTION. ALL DISPUTES AMONG THE BORROWER AND THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT, ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS RESPECTIVE PROPERTIES IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

        11.3 SERVICE OF PROCESS. THE BORROWER AND AGENT EACH HEREBY IRREVOCABLY AGREE THAT SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE AFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER OR AGENT AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 11.7.

        11.4 JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.

        11.5 LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY


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


RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS CREDIT AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

        11.6 DELAYS. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof.


        11.7 NOTICES. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent or any of the Lenders, then to BT Commercial Corporation, 233 South Wacker Drive, Chicago, Illinois 60606,
Attention: Credit Department, if to the Borrower, then to Sportmart, Inc. at 1400 South Wolf Road, Suite 200, Wheeling, Illinois 60090, Attention: Chief Financial Officer, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at (312) 993-8096 and if to the Borrower at (847) 520-1928. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged.

        11.8  ASSIGNMENTS AND PARTICIPATIONS.

              (a) BORROWER ASSIGNMENT. The Borrower shall have no right to assign this Credit Agreement, or any rights or obligations hereunder, without the prior written consent of the Agent and the Lenders.

              (b) LENDER ASSIGNMENTS. Each Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents with the consent of the Agent with respect to an assignment to any financial institution previously identified by Agent in a letter to Borrower dated September 3, 1996 ("Approved Lenders"), and with the consent of the Agent and the consent of the Borrower
        (which consent shall not be unreasonably withheld), with respect to an assignment to any financial institution which is not an Approved Lender; and upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit H (an "Assignment and Assumption Agreement"), together with surrender of any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $2,500.00. No such assignment shall be for less than


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



        $10,000,000 of the Commitments unless it is to another Lender or is an assignment of all of such Lender's rights and obligations under this
        Credit Agreement.  (This Section does   not apply to branches and
        Affiliates of a Lender, it being understood that a Lender may make, carry or transfer Revolving Loans at or for the account of any of its branch offices or Affiliates without consent of the Borrower, the Agent or any other Lender).

             (c) AGENT'S REGISTER. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the principal amount of their Revolving Loans (the "Register") at the address
        specified for   the Agent in Section 11.7.  The Agent shall also
        maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Revolving Note or Revolving Notes, the Agent will give prompt notice thereof to the Borrower and deliver to the Borrower a copy of the Assignment and Assumption Agreement and the surrendered Revolving Note or Revolving Notes. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent a substitute Revolving Note or Revolving Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any. Such substitute Revolving Note or Revolving Notes shall re-evidence the Indebtedness outstanding under the surrendered Revolving Note or Revolving Notes and shall be dated as of the Closing Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder. The Register shall be available for inspection by the Borrower and the Lenders (or any of them) at any reasonable time and from time to time upon reasonable notice to the Agent.

             (d) LENDER PARTICIPATIONS. Each Lender may sell participations (without the consent of the Agent, the Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement, the Revolving Notes and the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. The Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Credit Agreement or any of the other Credit Documents except to the extent such amendment or waiver would (i) increase the participant's obligation in respect of the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or stated rate or amount of interest on, the Revolving Loans subject to such participation, (iii) postpone any maturity date
        fixed for final payment of principal of the Revolving   Loans subject to
        the participation


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        interest, and (iv) release any guarantor of the Obligations or all or a substantial portion of the Collateral, other than when otherwise permitted hereunder.

        11.0 CONFIDENTIALITY. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Credit Agreement and which is designated by the Borrower to the Lenders in writing as confidential, provided, that, each Lender may disclose any such information (a) to its employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any Requirement of Law, and (f) to any such prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitments or any interest therein by such Lender.

        11.10 INDEMNIFICATION. The Borrower hereby indemnifies and agrees to defend and hold harmless the Agent and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of (a) any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement or the transactions contemplated hereby, (ii) the issuance of the Letters of Credit, (iii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by the Borrower of the proceeds of the Revolving Loans or (v) the Agent's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines.

        11.11 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Credit Agreement, any part of Schedule B, or any other Credit Document shall be effective




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

unless in writing and signed by the Majority Lenders (or by the Agent on their behalf), except that:

             (a) the consent of all the Lenders is required to (i) increase the Commitments, (ii) reduce the principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of the Agent), (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder, (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder, (v) amend or waive this Section 11.11(a), or change the definition of Majority Lenders or (vi) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrower permitted under this Credit Agreement, release any Liens in favor of the Lenders on any of the Collateral; and

             (b) the consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent under any Credit Document, in addition to the consent of the Lenders otherwise required by this Section.

        The consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article 10 (other than Section 10.9). The Borrower and the Lenders each hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments. Notwithstanding the foregoing, the Borrower may amend Schedule B, Parts 6.1, 6.10, and 6.14, without the consent of the Majority Lenders.

        11.12 COUNTERPARTS AND EFFECTIVENESS. This Credit Agreement and any waiver or amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.7 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

        11.13 SEVERABILITY.. In case any provision in or obligation under this Credit Agreement or the Revolving Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining



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provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        11.14 MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Agent or any Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control over every other provision of this Credit Agreement, the other Credit Documents, and all agreements among the Borrower, the Agent and the Lenders.

        11.15 ENTIRE AGREEMENT: SUCCESSORS ADN ASSIGNS. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Borrower, the Agent and the Lenders, supersede any prior agreements among them, and shall bind and benefit each of such Persons and their respective successors and permitted assigns.



                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the date first set forth above.


                                          BORROWER:

                                          SPORTMART, INC.


                                          By:
                                             --------------------------
                                          Name:
                                               ------------------------
                                          Title:
                                                -----------------------


                                          AGENT:

                                          BT COMMERCIAL CORPORATION,
                                          as Agent

                                          By:
                                             --------------------------
                                          Name:
                                               ------------------------
                                          Title:
                                                -----------------------


                                          LENDERS:

                                          BT COMMERCIAL CORPORATION

                                          By:
                                             --------------------------
                                          Name:
                                               ------------------------
                                          Title:
                                                -----------------------




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